NOVARTIS AG
AND
ELI LILLY AND COMPANY

STOCK AND ASSET PURCHASE AGREEMENT

between
NOVARTIS AG
and

ELI LILLY AND COMPANY

Dated as of April 22, 2014

CONTENTS
ARTICLE
Article I Definitions
1.01Definitions
Article II Purchase and Sale; Closing
2.01Purchase and Sale
2.02Assumption and Exclusion of Liabilities
2.03Initial Purchase Price
2.04Closing
2.05Transactions to be Effected at Closing
2.06Settlement of Intra-Group Balances
2.07Purchase Price Adjustment
2.08Nonassignability of Assets
2.09Allocation
2.10Withholding
Article III Representations and Warranties Relating to the Seller
3.01Organization and Standing of the Seller
3.02Authority; Execution and Delivery; Enforceability
3.03No Conflicts
3.04Consents and Approvals
3.05No Proceedings
3.06Brokers or Finders
Article IV Representations and Warranties Relating to the Business
4.01Organization and Standing of the Transferred Subsidiaries and Selling Affiliates
4.02The Shares
4.03Financial Information
4.04No Material Changes
4.05Absence of Undisclosed Liabilities

4.06Real Property
4.07Intellectual Property
4.08Contracts
4.09Sufficiency of Transferred Assets
4.10Compliance with Laws; Permits
4.11Product Approvals
4.12Taxes
4.13Environmental Matters
4.14Employee and Labor Matters
4.15Employee Benefits
4.16Proceedings
4.17Title to Tangible Personal Property
4.18Anti-Corruption
4.19Trade Controls
4.20Regulatory Compliance
4.21Customers; Suppliers
4.22Related Party Transactions
Article V Representations and Warranties of the Purchaser
5.01Organization and Standing
5.02Authority; Execution and Delivery; Enforceability
5.03No Conflicts
5.04Consents and Approvals
5.05Proceedings
5.06Investment Representations
5.07Financial Capability
5.08Solvency
5.09Brokers or Finders
5.10Disclaimer of Other Representations and Warranties
Article VI Covenants
6.01Conduct of Business
6.02Access to Information

6.03Confidentiality
6.04Director Resignations
6.05Transfer of Product Approvals and Product Applications
6.06Transfer of Asset Transferred Real Property
6.07Efforts; Certain Regulatory Authorizations and Consents
6.08Employee Matters
6.09Publicity
6.10Termination of Affiliate Contracts
6.11Guarantees
6.12Ancillary Arrangements
6.13Use of Name
6.14Counterparty Consents
6.15Insurance
6.16Wrong-Pockets
6.17Non-Competition; Non-Solicitation; No Challenge
6.18Financial Information
6.19Documentation Regarding Transferred Intellectual Property Rights
6.20Further Assurances
Article VII Tax Matters

.01	Tax Indemnity
7.02Tax Returns
7.03Allocation of Straddle Periods
7.04Tax Sharing Agreement
7.05Refunds
7.06Cooperation
7.07Tax Contests
7.08U.S. Tax Elections
7.09Transfer Taxes
7.10Limitations on Indemnification of Tax Matters
7.11VAT
7.12Miscellaneous

Article VIII Conditions Precedent
8.01Conditions to Obligation of the Purchaser
8.02Conditions to Obligation of the Seller
Article IX Termination
9.01Termination
9.02Effect of Termination
Article X Indemnification
10.01Survival
10.02Indemnification
10.03Limitations on Indemnification
10.04Calculation of Losses
10.05Third Party Claims; Notice of Direct Claims
10.06Indemnification in respect of Environmental Matters
10.07Recovery from Third Parties after Indemnification by the Seller
10.08Exclusivity of Remedies
10.09Double Recovery
Article XI Miscellaneous Provisions
11.01Interpretation
11.02Amendments and Waivers
11.03Assignment
11.04No Third-Party Beneficiaries
11.05Expenses
11.06Notices
11.07Counterpart Execution and Facsimile Delivery
11.08Entire Agreement
11.09Conflicts with this Agreement
11.10France Business
11.11Local Agreements

1.12	Severability
11.13Method of Payment and Set-Off
11.14Governing Law

11.15Consent to Jurisdiction
11.16Waiver of Jury Trial
11.17Translation of Currencies
11.18Bulk Sales
11.19Specific Performance
11.20Legal Representation

ANNEXES
Annex A – Definitions
Annex B – Transferred Subsidiaries
Annex C – Selling Affiliates
Annex 1.01(a) – Seller’s Knowledge
Annex 1.01(c)(iv) – Permitted Encumbrances
Annex 2.01(c)(i) – Other Excluded Assets
Annex 2.01(c)(xvi) – Excluded Contracts
Annex 2.01(d) – Excluded Assets of Transferred Subsidiaries
Annex 2.02(b)(i) – Excluded Liabilities
Annex 2.02(b)(ii) – Excluded Proceedings
Annex 2.02(b)(iv) – Excluded Environmental Liabilities
Annex 2.07 – Closing Statement Principles and Illustrative Closing Statement
Annex 2.09 – Allocation of the Finally Determined Purchase Price
Annex 4.03 – Statement of Net Asset Rules
Annex 4.11 – Product Marks and Products Under Registration
Annex 4.14 – Excluded Employees
Annex 6.01 – Conduct of Business
Annex 6.05 – Transfer of Product Approvals and Product Applications
Annex 6.06 – Transfer of Asset Transferred Real Property
Annex 6.08(e) – International Assignees
Annex 6.08(k) – Group Retirement Benefit Arrangements
Annex 6.08(l) – Valuation of net liabilities for post-employment benefits

vi

Annex 6.10 – Termination of Affiliate Contracts
Annex 6.11 – Third Party Assurances
Annex 6.14 – Counterparty Consents
Annex 10.02(a)(iii) – Excluded Liabilities of Transferred Subsidiaries
EXHIBITS
Exhibit 2.05(b)(iii) – Form of Purchaser Assignment and Assumption Agreement
Exhibit 6.12(a) – Terms of Transition Services Agreement
Exhibit 6.12(b) – Terms of Manufacturing and Supply Agreement
Exhibit 6.12(c) – Form of Technology License Agreement
Exhibit 6.12(f) – Form of IP Assignment Agreement

STOCK AND ASSET PURCHASE AGREEMENT
THIS STOCK AND ASSET PURCHASE AGREEMENT (as it may be amended or supplemented from time to time in accordance with the terms hereof, this Agreement), dated as of April 22, 2014, is entered into by and between Novartis AG, a company incorporated under the laws of Switzerland (the Seller), and Eli Lilly and Company, a corporation organized under the laws of Indiana (the Purchaser; each of the Purchaser and the Seller is a Party and together are the Parties).
RECITALS
WHEREAS, the Seller and certain Affiliates of the Seller, including the Seller’s subsidiaries set forth in Annex B (the Transferred Subsidiaries) and in Annex C (the Selling Affiliates), are engaged in the Business;
WHEREAS, as of the date of this Agreement, the Seller and certain of the Seller’s Affiliates directly or indirectly own shares or other equity interests in the Transferred Subsidiaries (the Shares);
WHEREAS, the Seller and its Affiliates desire to sell to the Purchaser and its Affiliates, and the Purchaser desires to purchase or cause its Affiliates to purchase from the Seller and its Affiliates, the Shares, and the Purchaser desires to purchase or cause its Affiliates to purchase certain assets and assume or cause its Affiliates to assume certain liabilities of the Business, as set forth in this Agreement;
WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, the Purchaser and the Seller or certain of their respective Affiliates will enter into the Ancillary Agreements; and
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual terms, conditions and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.01	Definitions
Capitalized terms used in this Agreement shall have the meanings assigned to such terms in Annex A, which is hereby incorporated by reference.
ARTICLE II
PURCHASE AND SALE; CLOSING

2.01	Purchase and Sale
On the terms and subject to the conditions of this Agreement and the Local Agreements, as applicable, at the Closing:

(a)
Purchase and Sale of the Shares. The Seller shall, or shall cause one or more of its Affiliates to, sell, convey, transfer, assign and deliver to the Purchaser or one or more of its Affiliates, and the Purchaser shall, or shall cause one or more of its Affiliates to, purchase from the Seller or its Affiliates, as applicable, the Shares, free and clear of all Encumbrances other than transfer restrictions imposed by national, federal or state securities laws.

(b)
Purchase and Sale of the Transferred Assets. The Seller shall, or shall cause one or more of its Affiliates (other than the Transferred Subsidiaries) to, sell, convey, transfer, assign and deliver to the Purchaser or one or more of its Affiliates, and the Purchaser shall, or shall cause one or more of its Affiliates to, purchase from the Seller or its Affiliates (other than the Transferred Subsidiaries), as applicable, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Seller’s and each of its Affiliates’ right, title and interest as of the Closing, in and to the following assets, rights and properties of the Business (such transferred assets, rights and properties referred to in this Section 2.01(b), collectively, the Transferred Assets):

(i)	the Asset Transferred Real Property with all buildings, fixtures and improvements erected thereon;

(ii)	the Transferred Plant and Equipment;

(iii)	the Transferred Inventory;

(iv)	the Transferred Accounts Receivable;

(v)	the Transferred Books and Records;

(vi)	the Transferred Intellectual Property Rights and the Transferred Intellectual Property Contracts;

(vii)	the Transferred Contracts;

(viii)	all Marketing Authorization Data;

(ix)	all Commercial Information;

(x)	all Medical Information;

(xi)
all Product Approvals and all Product Applications and all other Permits Exclusively Related to the Business (it being agreed, however, that no such Product Approval or Product Application or Permit is required to be Transferred or included in the Transferred Assets unless permitted by Applicable Law);

(xii)
subject to Section 6.13, the product package designs, product inserts, product logos and product artwork (whether registered or unregistered) that, as of the date of this Agreement, are Exclusively Related to the Business;

(xiii)
all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past infringements or misappropriations of Transferred Intellectual Property Rights) against any Person (other than Seller and its Affiliates), in each case Exclusively Related to the Business and not relating to an Excluded Liability;

(xiv)	any right to be indemnified by a Person (other than the Seller or its Affiliates) in respect of Assumed Liabilities and any Transferred Asset (other than in respect of any Excluded Liabilities);

(xv)	all goodwill of the Business;

(xvi)
copies of any Tax Returns of the Seller’s Group and all books and records (including working papers) related thereto, to the extent that such Tax Returns or books and records are Exclusively Related to the Business;

(xvii)	assets transferred in accordance with Section 6.08 (including Annexes 6.08(k) and 6.08(l)); and

(xviii)
other than any Excluded Assets, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are Exclusively Related to the Business.

(c)
Excluded Assets. Notwithstanding anything in this Agreement to the contrary, from and after the Closing, the Seller’s Group shall retain all of its right, title and interest in and to, and there shall be excluded from the direct or indirect sale, conveyance, assignment or transfer to the Purchaser or its Affiliates pursuant to Section 2.01(b), and the Transferred Assets shall not include, the following assets, rights and properties of the Seller’s Group (other than, subject to Section 2.01(d), the Transferred Subsidiaries):

(i)	those assets set forth in Annex 2.01(c)(i);

(ii)	any (A) Intellectual Property Rights not Exclusively Related to the Business or (B) any Contract relating to Intellectual Property Rights that is not a Transferred Intellectual Property Contract;

(iii)	the Seller Retained Marks;

(iv)
any product, and any permits, licenses, certificates, registrations, marketing or other authorizations or consents issued by any Governmental Entity in any jurisdiction in respect of any product, or any applications therefore, other than the Products, Product Approvals, Products Under Registration and Marketing Authorizations transferrable under Applicable Law;

(v)	all cash, marketable securities and negotiable instruments;

(vi)	all real property and any leases therefor and interests therein, together with all buildings, fixtures, and improvements erected thereon, other than the Transferred Real Property;

(vii)
the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the Seller or its Affiliates (other than the Transferred Subsidiaries), as well as any other records or material relating to the Seller or its Affiliates (other than the Transferred Subsidiaries) generally and not involving or related to the Transferred Assets or the Business;

(viii)	any right of the Seller or its Affiliates to be indemnified in respect of Excluded Liabilities or any Excluded Asset;

(ix)	all Tax assets (including Tax refunds and prepayments);

(x)	all Tax Returns of the Seller’s Group and all books and records (including working papers) related thereto, except as set forth in Section 2.01(b)(xvi);

(xi)	any intercompany receivables of the Business, other than Intra-Group Trading Balances;

(xii)	all Seller’s Group Insurance Policies and rights to proceeds thereunder;

(xiii)	all artwork, paintings, drawings, sculptures, prints, lithographs, photographs and other artistic works of the Seller’s Group;

(xiv)	except as set forth in Section 6.08 and Annexes 6.08(k) and 6.08(l), all rights in connection with any assets of any Benefit Plan other than any Transferred Subsidiary Benefit Plan;

(xv)	any equity interest held by the Seller’s Group in any Person other than a Transferred Subsidiary;

(xvi)	the Excluded Contracts;

(xvii)	all rights of the Seller’s Group under this Agreement and the Ancillary Agreements;

(xviii)
those assets, rights and properties that are to be used by, or necessary for, the Seller’s Group or its designated third party to provide services to the Purchaser or its Affiliates under any of the Ancillary Agreements (other than assets, properties or rights that are Exclusively Related to the Business and required to be listed on a statement of net assets of the Animal Health Group in accordance with the Statement of Net Asset Rules); and

(xix)	all assets, rights and properties that are not Exclusively Related to the Business.
The assets, rights and properties referred to in this Section 2.01(c) and in Section 2.01(d), the Excluded Assets.

(d)
Excluded Assets of Transferred Subsidiaries. Notwithstanding anything in this Agreement to the contrary on or prior to the Closing, the Seller shall, if it deems necessary or appropriate, cause the Transferred Subsidiaries to convey, transfer, assign and deliver to the Seller or any member of the Seller’s Group, and the Seller or any such member of the Seller’s Group shall accept from the Transferred Subsidiaries, at the Seller’s Group’s sole cost and expense, all of the Transferred Subsidiaries’ right, title and interest, if any, in and to (i) those assets, rights and properties set forth on Annex 2.01(d) and (ii) those assets, rights and properties which, if held by a member of the Seller’s Group would constitute Excluded Assets, for such consideration (or no consideration) as shall be determined by the Seller or the relevant member of the Seller’s Group. The Seller shall notify the Purchaser of any Excluded Assets conveyed from a Transferred Subsidiary pursuant to this Section 2.01(d).

2.02	Assumption and Exclusion of Liabilities

(a)
Assumed Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall or shall cause its Affiliates to assume from the Seller’s Group and discharge or perform when due all of the Assumed Liabilities. Except for Liabilities within the definition of Excluded Liabilities, the Assumed Liabilities include, but are not limited to the following:

(xix)	all Liabilities of the Seller’s Group arising under the Transferred Contracts, Transferred Intellectual Property Contracts and all other Contracts assumed by the Purchaser or its Affiliates;

(xx)	all Liabilities for product warranty service claims relating to the Products and all Product Liabilities;

(xxi)	all Liabilities in respect of Proceedings relating to the Business;

(xxii)	all Environmental Liabilities; and

(xxiii)	all Intra-Group Trading Balances and Intra-Group Non-Trade Payables.

(b)
Excluded Liabilities. Notwithstanding any other provision of this Agreement, neither the Purchaser nor its Affiliates shall assume nor shall any of them be responsible for any of the following Liabilities (collectively, the Excluded Liabilities) of the Seller’s Group, all of which shall be retained by the applicable members of the Seller’s Group following the Closing subject to the terms and conditions of this Agreement (it being understood that, subject to Article X, no Liabilities of the Transferred Subsidiaries shall constitute Excluded Liabilities, it being acknowledged and agreed that such Liabilities shall remain Liabilities of the Transferred Subsidiaries immediately after Closing):

(xx)
all Liabilities relating to or in connection with compensation and employee benefits (A) under or in respect of any employee benefit or compensation plan or scheme of the Seller and its Affiliates that is not sponsored solely by a Transferred Subsidiary immediately prior to Closing, except as expressly assumed in Section 6.08 or except as assumed by operation of Applicable Law; (B) for or in respect of Excluded Employees; and (C) for or in respect of the Retention Arrangements, except as expressly assumed pursuant to Section 6.08(i)(v);

(xxi)	all Liabilities arising in connection with the Proceedings specified in Annex 2.02(b)(ii);

(xxii)	all Liabilities to the extent related to or arising under the Excluded Assets described in Section 2.01(c);

(xxiii)
all Environmental Liabilities relating to or in connection with (A) the matters set forth on Annex 2.02(b)(iv); (B) the management, treatment, storage, transportation, or disposal of Hazardous Substances, wastes, toxic substances, hazardous materials, pollutants, contaminants and hazardous constituents, as these terms are defined in Environmental Laws at locations other than the Transferred Real Property; and (C) operations at third party contract manufacturing facilities prior to the Closing Date;

(xxiv)
all Liabilities retained by the Business arising in connection with the disposition prior to Closing of any business or business line of the Business (other than, for the avoidance of doubt, the sale of products of the Business in the ordinary course);

(xxv)	all intercompany payables other than Intra-Group Trading Balances and Intra-Group Non-Trade Payables; and

(xxvi)
all Taxes imposed as a result of the ownership or operation of the Transferred Assets for any taxable period, or portion thereof, ending on or prior to the Closing Date and all other Taxes of any member of the Seller’s Group for any taxable period.

2.03	Initial Purchase Price

(a)
The aggregate initial purchase price (the Initial Purchase Price) payable by the Purchaser (and its Affiliates) to the Seller (and its Affiliates) in consideration for the sale of the Shares and the Transferred Assets, the assumption of the Assumed Liabilities by Purchaser (or its Affiliates), and the rights granted pursuant to the Technology License Agreement, shall be an amount equal to:

(xxvii)	$5,350,000,000;

(xxviii)	plus the Delayed Closing Consideration Amount (if any);

(xxix)	minus Estimated Closing Date Third Party Indebtedness;

(xxx)	plus Estimated Closing Date Transferred Subsidiary Cash;

(xxxi)	plus Estimated Closing Date Intra-Group Non-Trade Receivables;

(xxxii)	minus Estimated Closing Date Intra-Group Non-Trade Payables;

(xxxiii)
plus the amount of the difference between the Estimated Closing Date Net Working Capital and the Target Net Working Capital if the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital or minus the amount of such difference if the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital; and

(xxxiv)	minus the Global Integration Holdback if the Purchaser is entitled to withhold such amount at Closing pursuant to Section 2.11.

(b)
No later than the third (3rd) Business Day prior to the Closing Date, the Seller shall deliver to the Purchaser an initial Closing Statement (the Initial Closing Statement) containing the Seller’s good faith estimate of the Initial Purchase Price, showing the Delayed Closing Consideration Amount (if any) and each of the Estimated Closing Date Third Party Indebtedness, Estimated Closing Date Transferred Subsidiary Cash, Estimated Closing Date Intra-Group Non-Trade Receivables, Estimated Closing Date Intra-Group Non-Trade Payables and Estimated Closing Date Net Working Capital, in each case calculated in accordance with the Closing Statement Principles. The Purchaser shall promptly notify the Seller in writing of any questions or disagreements it may have with any of the items in the Initial Closing Statement. The Parties shall discuss in good faith and attempt to resolve any such matters prior to the scheduled Closing Date; provided that, in no event shall the Closing be delayed and if the Parties are unable to resolve any such matters, then the Initial Closing Statement delivered by the Seller, with such modifications as have been agreed between the Parties, shall be used for purposes of the Closing (it being understood that the Seller shall have no obligation to agree to modify the Initial Closing Statement).

2.04	Closing
The closing of the Acquisition (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, 31st Floor, New York, NY 10022, at 10:00 a.m., New York City time, on the last day of the month in which the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions at Closing) have been satisfied or, to the extent permitted, waived; provided, however, that:

(a)	where the last day of such month is not a Business Day, the Closing shall instead take place on the first Business Day of the following month; and

(b)	where less than five (5) Business Days remain between the date of such fulfillment or waiver, as applicable, and the last Business Day of such month, the Closing shall instead take place on either:

(i)	the last Business Day of the following month; or

(ii)	where the last day of such following month is not a Business Day, on the first Business Day of the following month; or

(iii)	at such other place, time and date as agreed in writing between the Seller and the Purchaser.
The date on which Closing occurs is referred to in this Agreement as the Closing Date.

2.05	Transactions to be Effected at Closing
At Closing:

(a)	the Seller shall or shall cause its Affiliates to, as applicable, deliver to the Purchaser or its Affiliates:

(iv)	duly executed Local Agreements;

(v)	counterparts of the Ancillary Agreements to which the Seller or any of its Affiliates is a party duly executed by the Seller or such Affiliates, as applicable;

(vi)
if requested by the Purchaser, the letters of resignation (or evidence that such directors have been removed from office) of those directors of the Transferred Subsidiaries who are designated by the Purchaser pursuant to Section 6.04;

(vii)	the Seller’s Closing Certificate;

(viii)
a certification that Novartis Finance Corporation (and any other “United States person” within the meaning of section 7701(a)(30) of the Code that is treated as transferring a “United States real property interest” within the meaning of section 897(c)(1) of the Code for U.S. Federal income tax purposes in the Proposed Transactions) is not a foreign person within the meaning of section 1445 of the Code, dated as of the Closing Date and in form and substance as provided in Treasury Regulations section 1.1445-2(b)(2); and

(ix)
an effective, irrevocable election under Section 338(h)(10) of the Code on IRS Form 8023 (and under any comparable provisions of Applicable Law in any U.S. state or local jurisdiction) with respect to the U.S. Transferred Subsidiary.

(b)	the Purchaser shall or shall cause its Affiliates to, as applicable, deliver to the Seller:

(i)	cash in an amount equal to the Initial Purchase Price by means of a wire transfer of immediately available funds to such account or accounts as shall be designated by the Seller no later than two (2) Business Days prior to the Closing Date;

(ii)	duly executed Local Agreements;

(iii)	an executed instrument of assignment and assumption substantially in the form attached hereto as Exhibit 2.05(b)(iii) in respect of the Assumed Liabilities;

(iv)	counterparts of the other Ancillary Agreements to which the Purchaser or any of its Affiliates is a party, duly executed by the Purchaser or such Affiliates, as applicable; and

(v)	the Purchaser’s Closing Certificate.

2.06	Settlement of Intra-Group Balances

(a)
Immediately following the Closing, the Purchaser shall cause each Transferred Subsidiary to repay to the relevant member of the Seller’s Group the amount of any Estimated Closing Date Intra-Group Non-Trade Payables and shall acknowledge, on behalf of each Transferred Subsidiary, the payment of the Estimated Closing Date Intra-Group Non-Trade Receivables in accordance with Section 2.06(b).

(b)
Immediately following the Closing, the Seller shall cause each relevant member of the Seller’s Group to repay to the relevant Transferred Subsidiaries the amount of any Estimated Closing Date Intra-Group Non-Trade Receivables and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the Estimated Closing Date Intra-Group Non-Trade Payables in accordance with Section 2.06(a).

(c)
Following the determination of the Final Closing Statement pursuant to Section 2.07, if the amount of any Intra-Group Non-Trade Payable or any Intra-Group Non-Trade Receivable, as applicable, contained in the Final Closing Statement is greater or less than the amount of the corresponding Estimated Closing Date Intra-Group Non-Trade Payable or Estimated Closing Date Intra-Group Non-Trade Receivable, then the Seller and the Purchaser shall cause such adjustments to the repayments pursuant to Sections 2.06(a) or 2.06(b), as applicable, to be made as may be necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Non-Trade Payable and each Intra-Group Non-Trade Receivable has been repaid by each Transferred Subsidiary to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Transferred Subsidiary, as the case may be.

(d)	The repayment of the Estimated Closing Date Intra-Group Non-Trade Receivables and the Estimated Closing Date Intra-Group Non-Trade Payables pursuant to

Sections 2.06(a) and 2.06(b), as applicable, and any adjustments to such repayments pursuant to Section 2.06(c) shall be settled by payments between the Seller, for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser, for itself and on behalf of the relevant Transferred Subsidiaries. Any such payments due between the Seller and the Purchaser in relation to repayments of the Estimated Closing Date Intra-Group Non-Trade Payables and Estimated Closing Date Intra-Group Non-Trade Receivables pursuant to Sections 2.06(a) or 2.06(b), as applicable, or in relation to adjustments to those repayments pursuant to Section 2.06(c), respectively, may be netted against each other to produce a net sum.

(e)	Any Intra-Group Trading Balances shall be settled after Closing in the ordinary course, except, in each case, where settlement terms have already been agreed between the relevant debtor and creditor.

2.07	Purchase Price Adjustment

(a)
For the purposes of finally determining Closing Date Third Party Indebtedness, Closing Date Transferred Subsidiary Cash, Closing Date Intra-Group Non-Trade Receivables, Closing Date Intra-Group Non-Trade Payables and Closing Date Net Working Capital, the Seller shall, after Closing, prepare a Closing Statement (the Proposed Closing Statement), setting forth the amounts and calculations, in accordance with the Closing Statement Principles, of each of Closing Date Third Party Indebtedness, Closing Date Transferred Subsidiary Cash, Closing Date Intra-Group Non-Trade Receivables, Closing Date Intra-Group Non-Trade Payables and Closing Date Net Working Capital, and any resulting proposed adjustment to the Initial Purchase Price, in each case together with reasonable supporting detail with respect to the calculations included therein. The Seller shall deliver the Proposed Closing Statement to the Purchaser within sixty (60) days after Closing. The Proposed Closing Statement shall be prepared as of (such time, the Statement Time):

(i)	where Closing takes place on the first Business Day of the month, the close of business in the relevant locations on the last day of the previous month; or

(ii)	otherwise, the close of business in the relevant locations on the date on which Closing takes place, it being understood that no account shall be taken of events taking place after the Statement Time in determining the Final Closing Statement.

(b)
The Proposed Closing Statement shall become final and binding upon the Parties on the sixtieth (60th) day following delivery thereof (and shall be deemed the Final Closing Statement, and the determination contained therein shall be final and binding) unless the Purchaser gives written notice, in good faith, of its disagreement with the Proposed Closing Statement (a Notice of Disagreement) to the Seller prior to the expiration of such sixty (60) day period. In addition, in order to be valid, a Notice of Disagreement shall specify those items or amounts with which the Purchaser disagrees in the Proposed Closing Statement and contain a reasonably detailed description of the reasons for its objections to each such item or amount contained therein. Items not validly disputed in the Notice of Disagreement shall be final and binding upon the Parties.

(c)	The objections set forth in the Notice of Disagreement shall be resolved as follows:

(i)
During the sixty (60) day period following the delivery of a Notice of Disagreement, the Purchaser and the Seller shall first seek in good faith to resolve such objections. If such objections are so resolved, they shall be deemed final and binding as so resolved and, at such time, the Proposed Closing Statement, as modified to reflect such resolution, shall be deemed the Final Closing Statement.

(ii)
If the Parties do not resolve all of such objections during the foregoing sixty (60) day period, the Purchaser and the Seller shall submit to the Accounting Firm for determination any and all matters that remain in dispute (the Unresolved Objections) and which were included in the Notice of Disagreement.

(iii)
The Accounting Firm shall be instructed by the Parties to render its determination regarding only the Unresolved Objections within twenty (20) Business Days following the date of such submission. In making its determination, the Accounting Firm shall act as an expert and not as an arbitrator. The scope of the Accounting Firm’s determination shall be limited to whether there were mathematical errors in the Proposed Closing Statement, whether the calculations of the Closing Date Third Party Indebtedness, Closing Date Transferred Subsidiary Cash, Closing Date Intra-Group Non-Trade Receivables, Closing Date Intra-Group Non-Trade Payables and Closing Date Net Working Capital, included therein, were performed in accordance with the Closing Statement Principles and the definitions contained herein and therein, and the Accounting Firm is not to make any other determination. The Accounting Firm’s determination with respect to any Unresolved Objection shall be within the range of values assigned by the Seller to such item in the Proposed Closing Statement and by the Purchaser to such item in the Notice of Disagreement. The Purchaser and the Seller shall furnish to each other and to the Accounting Firm such work papers and other documents and information relating to the determination of the Final Closing Statement as the Accounting Firm may reasonably request and are available to that Party (or its independent public accountants) and shall be afforded the opportunity to present to the Accounting Firm any material related to the disputed items and to discuss such items with the

Accounting Firm to the extent necessary to resolve any Unresolved Objections.

(iv)
The resolution by the Accounting Firm of the Unresolved Objections shall be final and binding and, at such time, the Proposed Closing Statement, as modified to reflect such resolution (and any matters resolved in accordance with Section 2.07(c)(i)), shall be deemed the Final Closing Statement. The Parties agree that the procedure set forth in this Section 2.07 for resolving disputes with respect to the Proposed Closing Statement shall be the exclusive method for resolving any disputes with respect to Closing Date Third Party Indebtedness, Closing Date Transferred Subsidiary Cash, Closing Date Intra-Group Non-Trade Receivables, Closing Date Intra-Group Non-Trade Payables and Closing Date Net Working Capital.

(v)
The fees and expenses of the Accounting Firm shall be allocated to and paid by the Purchaser, on the one hand, and the Seller on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested between the Parties, as determined by the Accounting Firm.

(d)	No later than five (5) Business Days after the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.07:

(i)
if Closing Date Third Party Indebtedness is: (A) less than Estimated Closing Date Third Party Indebtedness, the Purchaser shall deliver to the Seller payment of the amount of such deficit; or (B) greater than Estimated Closing Date Third Party Indebtedness, the Seller shall deliver to the Purchaser payment of the amount of such excess;

(ii)
if Closing Date Transferred Subsidiary Cash is: (A) less than Estimated Closing Date Transferred Subsidiary Cash, the Seller shall deliver to the Purchaser payment of the amount of such deficit; or (B) greater than Estimated Closing Date Transferred Subsidiary Cash, the Purchaser shall deliver to the Seller payment of the amount of such excess;

(iii)
if Closing Date Intra-Group Non-Trade Payables is: (A) less than Estimated Closing Date Intra-Group Non-Trade Payables, the Purchaser shall deliver to the Seller payment of the amount of such deficit; or (B) greater than Estimated Closing Date Intra-Group Non-Trade Payables, the Seller shall deliver to the Purchaser payment of the amount of such excess;

(iv)
if Closing Date Intra-Group Non-Trade Receivables is: (A) less than Estimated Closing Date Intra-Group Non-Trade Receivables, the Seller shall deliver to the Purchaser payment of the amount of such deficit; or (B) greater than Estimated Closing Date Intra-Group Non-Trade Receivables, the

Purchaser shall deliver to the Seller payment of the amount of such excess; and

(v)
if Closing Date Net Working Capital is: (A) less than Estimated Closing Date Net Working Capital, the Seller shall deliver to the Purchaser payment of the amount of such deficit; or (B) greater than Estimated Closing Date Net Working Capital, the Purchaser shall deliver to the Seller payment of the amount of such excess.

Any payments made by any Party pursuant to this Section 2.07(d) shall be made by wire transfer in immediately available funds to a bank account designated in writing by the Party receiving payment (such designation to be made at least three (3) Business Days prior to such payment). The Parties shall net the payments, if any, to be made pursuant to Sections 2.07(d)(i), (ii), and (v), such that only one Party is required to deliver amounts required to be paid thereunder. Any amounts required to be paid pursuant to Sections 2.07(d)(iii) and (iv) shall be made in accordance with Sections 2.06(c) and 2.06(d). Any amounts required to be paid pursuant to Sections 2.07(d)(iii) by the Purchaser, on the one hand, or the Seller, on the other hand, shall be considered to have been paid or received by the Seller on behalf of itself or the Selling Affiliates, as applicable or the Purchaser on behalf of itself or its Affiliates, as applicable.

(e)
If there is an adjustment pursuant to this Section 2.07 or Section 2.06(c), as applicable, which relates to any Transferred Subsidiary, Transferred Asset or any other part of the Business which is the subject of a Local Agreement, then, if required to implement such adjustment, the Purchaser shall, and the Seller shall or shall cause the relevant member of the Seller’s Group to, to the extent permissible and/or required under Applicable Law, enter into one or more supplemental agreements reflecting such adjustment and the allocation thereof.

(f)
Following the Closing and until the date the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.07, and without limiting Section 6.02, the Purchaser agrees that it shall provide and cause to be provided to the Seller’s Group and the Representatives of the Seller’s Group, reasonable access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and records of the Business, and the Purchaser’s and its accountant’s work papers relevant to the preparation of the Proposed Closing Statement and/or Final Closing Statement and the adjustments contemplated by this Section 2.07, and shall provide the Seller, upon the Seller’s reasonable request and at the Seller’s expense, with copies of any such books, contracts, records and work papers and the Purchaser shall cause its personnel and the Transferred Employees to cooperate with the Seller and respond to the Seller’s requests for information promptly with respect thereto.

2.08	Nonassignability of Assets

(a)
Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, sublicense, transfer, conveyance or delivery (the Transfer, and the term Transferred has meaning correlative to the foregoing), or attempted Transfer, to the Purchaser of any asset (including any Product Approval or Product Application) that would be a Transferred Asset, or any claim or right or any benefit arising thereunder or resulting therefrom or any asset, claim, right or benefit of a Transferred Subsidiary is prohibited by any Applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the Transfer of such asset, claim, right or benefit.

(b)
Any such asset, claim, right or benefit required to be transferred by the Seller’s Group pursuant to Sections 2.01(b) shall be regarded as a Transferred Asset for purposes of the calculations required under Section 2.07 if such asset would, but for the circumstances set out in this Section 2.08, be reflected in a Closing Statement prepared in accordance with the Closing Statement Principles and, subject to Annex 6.05 which shall apply in relation to Product Approvals and Product Applications, following the Closing, the Parties shall, subject to Section 6.14, use their respective reasonable best efforts to cooperate with each other to take such actions (including delivery of any notice) that may be required to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither the Seller nor any member of the Seller’s Group shall be required to pay any consideration therefor or be obligated to incur any Liability in connection therewith. Pending such authorization, approval, consent or waiver, and subject to the terms of the Manufacturing and Supply Agreement, and, for the avoidance of doubt, Annex 6.05 which shall apply in relation to Product Approvals and Product Applications, the Parties shall cooperate with each other in any mutually agreeable, commercially reasonable and lawful arrangements designed to provide to the Purchaser the benefits of use of such asset, claim, right or benefit and to the Seller or any member of the Seller’s Group the benefits, including any indemnities, that they would have obtained had the asset, claim, right or benefit been Transferred to the Purchaser at the Closing; provided that any such arrangement shall be limited to a period of eighteen (18) months following the Closing. Once authorization, approval, consent or waiver for the Transfer of any such asset, claim, right or benefit not Transferred at the Closing is obtained, the Seller shall, or shall cause the relevant members of the Seller’s Group to, as promptly as reasonably practicable Transfer such asset, claim, right or benefit to the Purchaser.

(c)
The Seller shall hold in trust for and pay to the Purchaser promptly upon receipt thereof all income, proceeds and other monies received by the Seller or any member of the Seller’s Group in connection with its use of any asset, claim, right or benefit

(net of any Taxes, reduced by any deductions available in connection therewith, as determined in the Seller’s reasonable judgment, and any other costs imposed upon the Seller’s Group) in connection with the arrangements under this Section 2.08. The Purchaser shall promptly provide to the Seller whatever is reasonably required for the Seller to meet its obligations on a timely basis under any Contract or in relation to any asset, claim, right or benefit.

(d)
The Purchaser acknowledges and agrees that to the extent that the Purchaser or any of its Affiliates is allowed the benefits or use of any Contract or other asset or any claim or right or benefit arising thereunder or resulting therefrom pursuant to this Section 2.08 while any third-party consent or novation relating thereto has not been obtained, the Purchaser shall be responsible for and shall indemnify and hold harmless the Seller Indemnitees from and against all Losses incurred by any Seller Indemnitee under any such Contract or in relation to any such Contract, asset, claim, right or benefit (including with respect to any breach, or alleged breach, of such Contract or any damage to such asset, claim, right or benefit by the Purchaser or any of its Affiliates or as a result of the Purchaser or any of its Affiliates having the benefit or use of any such Contract or asset, claim, right or benefit while any third-party consent or novation has not been obtained).

(e)
To the extent that the Transfer of any Excluded Asset, or attempted Transfer, is prohibited by Applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained at or prior to the Closing, then the foregoing provisions of this Section 2.08 shall apply mutatis mutandis. Without limiting the previous sentence, in the event that a Transferred Subsidiary is unable to assign any rights to seek indemnity against third parties in respect of any Excluded Asset or Excluded Liability, or that any such assignment is held to be invalid or unenforceable, the Purchaser shall, or shall cause the relevant Transferred Subsidiary to, reasonably cooperate with the Seller to take such steps as the Seller may reasonably request and at Seller’s expense in pursuing the claims for indemnity. Furthermore, in the event that a Selling Affiliate is unable to assign any rights to seek indemnity against third parties in respect of any Transferred Asset, or that any such assignment is held to be invalid or unenforceable, the Seller shall, or shall cause the relevant Selling Affiliate to, reasonably cooperate with the Purchaser to take such steps as the Purchaser may reasonably request and at Purchaser’s expense in pursuing the claims for indemnity.

2.09	Allocation
The Parties agree to allocate the Finally Determined Purchase Price (and all other capitalizable costs) among the Transferred Assets and Transferred Subsidiaries for Tax purposes in accordance with the allocation schedule attached hereto as Annex 2.09.

2.10	Withholding
The Purchaser or its Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable to the Seller such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Applicable Law in respect of Taxes. The Purchaser shall, or, as applicable, shall cause its Affiliates to, notify the Seller in writing promptly (and in any event within ten (10) days of the date on which the relevant amount is due for delivery or payment) upon determining that any amount may be required to be withheld. The Parties shall cooperate in completing any certifications or similar documents or taking any other procedural steps that may be required to minimize the amount of any required deduction or withholding for or on account of Taxes. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

2.11	Global Integration Holdback
In the event that the France Put Option has not been exercised at or prior to the Closing pursuant to the France Put Option Exercise, and in recognition that certain global integration initiatives of the Purchaser may be foregone by the Purchaser for some period of time, the Seller and Purchaser agree that the Purchaser may withhold $150,000,000 of the Initial Purchase Price (the Global Integration Holdback) payable at Closing until the date on which both the Closing and the France Closing are then completed, at which time the Purchaser shall promptly pay such amount to Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:

3.01	Organization and Standing of the Seller
The Seller is duly incorporated, validly existing and in good standing, under the laws of Switzerland. The Seller and its Affiliates have all requisite corporate power and authority to own, lease or operate, as applicable, the Transferred Assets and to carry on the Business as currently conducted, and are duly qualified to do business and, if applicable, are in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business requires such qualification, except to the extent that the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the Seller or its Affiliates to consummate the Proposed Transactions.

3.02	Authority; Execution and Delivery; Enforceability
The execution and delivery by the Seller of this Agreement and by the Seller and each Affiliate of the Seller of the Ancillary Agreements to which it is a party, and the consummation by the Seller and such relevant Affiliates of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, and performance by the Seller and its Affiliates hereunder and thereunder, have been duly authorized by all necessary corporate action and no further corporate action is required in connection therewith. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the Purchaser or the Purchaser’s Affiliate party thereto, this Agreement constitutes, and when executed, each Ancillary Agreement will constitute, the Seller’s or the Seller’s Affiliate party thereto, as applicable, legal, valid and binding obligation, enforceable against the Seller or such Seller’s Affiliate in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

3.03	No Conflicts
The execution, delivery and performance by the Seller and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby do not: (a) violate any provision of the Governing Documents of the Seller or any of its Affiliates, (b) conflict with, or result in the breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Seller or any of its Affiliates under, or result in a loss of any benefit to which the Seller or any of its Affiliates is entitled under, any Material Contract or (c) assuming the receipt of all consents, approvals, licenses, permits, orders and authorizations and the making of registrations, declarations and filings as described in Section 3.04 or required to be made or obtained prior to Closing by the Purchaser or its Affiliates, violate or result in a breach or constitute a default under any Judgment or Applicable Law applicable to the Seller or any of its Affiliates in respect of the Business, the Transferred Subsidiaries or the Transferred Assets, other than, in the case of (b) and (c): (i) as may result from any facts or circumstances relating solely to the Purchaser or any of its Affiliates (or its or their respective officers, directors, employees or agents), or (ii) any such violation or default that would not, individually or in the aggregate, reasonably be expected to (A) have a material and adverse effect on the ability of the Seller or its Affiliates to consummate the Proposed Transactions or (B) have a Material Adverse Effect.

3.04	Consents and Approvals
No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Seller or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than: (a) the Required Notifications; (b) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings (i) in relation to the Transfer of the Product Approvals or Product Applications or (ii) which, if not so made or obtained by the Seller or any of its Affiliates would not, individually or in the aggregate, reasonably be expected to (A) have a material and adverse effect on the ability of the Seller or its Affiliates to consummate the Proposed Transactions or (B) have a Material Adverse Effect; or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates (or its or their respective officers, directors, employees or agents).

3.05	No Proceedings
As of the date of this Agreement, there is no Proceeding pending or, to the Seller’s Knowledge, threatened, against the Seller or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to (i) have a material and adverse effect on the ability of the Seller or its Affiliates to consummate the Proposed Transactions or (ii) have a Material Adverse Effect.

3.06	Brokers or Finders
The Seller or other members of the Seller’s Group will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Proposed Transactions based on arrangements made by the Seller or any of its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS
Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:

4.01	Organization and Standing of the Transferred Subsidiaries and Selling Affiliates

(c)
Section 4.01(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the Transferred Subsidiaries, together with its jurisdiction of organization, its authorized and outstanding capital stock or other equity interests, all of which equity interests are held by the Seller or an Affiliate of the Seller.

(d)	Section 4.01(b) of the Disclosure Schedule sets forth a complete and accurate list of each of the Selling Affiliates, together with its jurisdiction of organization.

(e)
Each Transferred Subsidiary and Selling Affiliate is duly incorporated, validly existing and in good standing, under the laws of its jurisdiction of organization, and has all necessary corporate power under its Governing Documents to conduct its portion of the Business as at the date of this Agreement, except to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.02	The Shares

(c)
Either the Seller or one of its Affiliates has good and valid title to the Shares, free and clear of all Encumbrances, other than transfer restrictions imposed by national, federal or state securities laws.

(d)
All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any of the Transferred Subsidiaries is a party or by which it is bound obligating any of the Transferred Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, such Transferred Subsidiary. The Shares constitute all of the issued and outstanding shares of capital stock of the Transferred Subsidiaries.

(e)
There are no outstanding Contracts to which any of the Transferred Subsidiaries is a party or is otherwise bound to repurchase, redeem or otherwise acquire any shares of capital stock of such Transferred Subsidiary. The Shares are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right or any provision of Applicable Law or the Governing Documents of the Transferred Subsidiaries.

4.03	Financial Information
Part 2 of Annex 4.03 sets forth a true and complete copy of the unaudited statement of net assets of the Animal Health Group as at December 31, 2013 (the Statement of Net Assets). In addition, the Seller has made available to the Purchaser true and complete copies of (i) an unaudited statement of profits and loss for the Animal Health Group for the fiscal year ended December 31, 2013 and (ii) an unaudited statement of net assets of the Animal Health Group as of March 31, 2014 and the related unaudited statement of profits and loss for the year-to-date period then ended (collectively, together with the Statement of Net Assets, the Financial Statements). The Statement of Net Assets has been prepared in accordance with the Statement of Net Asset Rules and the other Financial Statements have been prepared in accordance with Novartis’ Accounting Manual, which is aligned with IFRS. The Financial Statements fairly present, in all material respects, the financial position and results of operations of the Animal Health Group, taken as a whole, as of the dates of and for the periods reflected in the Financial Statements.

4.04	No Material Changes
Since December 31, 2013 and through the date of this Agreement, (a) the Seller and its Affiliates have conducted the Business in all material respects in the ordinary course of business, (b) there has been no event, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect and (c) the Seller and its Affiliates have not taken any action that, if taken during the period from the date hereof through the Closing, would constitute a breach of Sections 6.01(b)(iii), (iv), (v)(B), (vii), (xi), (xii), (xv) or (xvi).

4.05	Absence of Undisclosed Liabilities
The Business does not have any Liability, other than Liabilities (a) adequately reflected or reserved against in the Financial Statements, (b) incurred since December 31, 2013 in the ordinary course of business consistent with past practice (including actions permitted by Section 6.01), (c) arising under any Contract set forth in Section 4.08(a) of the Disclosure Schedule or not required to be so listed (other than as a result of a material breach or default thereunder), (d) disclosed in Section 4.05 of the Disclosure Schedule or in respect of the subject matters specifically addressed by the representations and warranties set forth in Sections 4.07, 4.12, 4.13, 4.14, or 4.15 or (e) which are not material to the Business taken as a whole.

4.06	Real Property

(f)
(i) Section 4.06(a)(i) of the Disclosure Schedule sets forth a complete and correct list of the Transferred Owned Real Property and Transferred Leased Real Property (together, the Transferred Real Property) and (ii) Section 4.06(a)(ii) of the Disclosure Schedule sets forth a complete list of all material real property used in connection with the Business as of the date hereof and not included in the Transferred Real Property.

(g)
No Person other than Seller or its Affiliates is in possession of any Transferred Real Property and there are no other leases, licenses, concessions or other agreements (whether written or oral) granting to any Person the right of use or occupancy of any portion of the Transferred Real Property.  The Seller or its Affiliates have not received written (or, to the Seller’s Knowledge, oral) notice of any condemnation, eminent domain or similar proceedings pending or, to the Seller’s Knowledge, threatened, that would preclude or materially impair the use of any of the Transferred Real Property, or any material portion thereof, for the purposes for which they are currently used.  To the Seller’s Knowledge, the Transferred Real Property and improvements are in compliance with Applicable Laws, including those pertaining to zoning and building.

(h)	Seller or one of its Affiliates has good, legal and valid title to the Transferred Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(i)	Except as set forth in Section 4.06(d) of the Disclosure Schedule:

(i)	Seller or one of its Affiliates holds a current and valid leasehold interest in each Transferred Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances; and

(ii)
no lessee of a Transferred Leased Real Property is in material breach or material default, nor is there any event that with the passing of time (that may not be cured by any action which may in compliance with the terms thereof be taken) or the giving of notice would be such a material breach or default, under the leases relating to the Transferred Leased Real Property, and to Seller’s Knowledge, no other party thereto is in material breach or material default thereunder, nor, to the Seller’s Knowledge, is there any event that with the passing of time (that may not be cured by any action which may in compliance with the terms thereof be taken) or the giving of notice would be such a material breach or default; and

(iii)
True, complete and correct copies of all leases (including any amendments, modifications, and renewals) relating to any Transferred Leased Real Property have been delivered or made available in the Virtual Data Room to the Purchaser. No consent or approval from the landlord to any Transferred Leased Real Property is required to consummate the Proposed Transactions under any Transferred Leased Real Property. No Transferred Leased Real Property has a lease with a related guarantee.

4.07	Intellectual Property

(a)
Section 4.07(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of each item of Registered Intellectual Property Rights and each patent and patent application licensed to the Seller or its Affiliates that is Exclusively Related to the Business, including for each such item as applicable (i) the registration or application number, (ii) the identity of the owner, and (iii) the jurisdiction of issuance or registration. With respect to each item of Registered Intellectual Property Rights, (x) such item is existing, and, to the Seller’s Knowledge, valid and enforceable and (y) all necessary fees due and documents and recordations with the relevant Governmental Entity in connection therewith have been paid and filed for the purposes of prosecuting, perfecting and maintaining such item, other than those that would not be reasonably likely, individually or in the aggregate with other such matters, to have a Material Adverse Effect.

(b)
Section 4.07(b) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of each material (i) Transferred Intellectual Property Contract and (ii) other Contract involving the grant of Intellectual Property Rights to or from the Seller or its Affiliates and relating to the Business.

(c)
Except as set forth in Section 4.07(c) of the Disclosure Schedule, to the Seller’s Knowledge, no item of Registered Intellectual Property Rights is subject to any outstanding order, judgment or decree imposing restrictions on the ownership, validity, registerability or enforceability of such Registered Intellectual Property Right, other than those that would not be reasonably likely, individually or in the aggregate with other such matters, to have a Material Adverse Effect.

(d)
Except where a co-ownership interest with a third party is indicated in Section 4.07(a) of the Disclosure Schedule, the Seller and its Affiliates own all Registered Intellectual Property Rights and all other Owned Intellectual Property Rights, free and clear of Encumbrances other than Permitted Encumbrances.

(e)
There is no material judicial, administrative or arbitral action, suit, hearing, inquiry, nor to the Seller’s Knowledge or as to which Seller or its Affiliates have been notified in writing by any Governmental Entity, investigation or other proceeding (public or private) before any Governmental Entity pending against the Seller or any of its Affiliates alleging that the conduct of the Business with respect to the Products or other product candidates in full development, submission, or stewardship status under research programs of Seller or its Affiliates (including product candidates in such status as set forth on Annex 4.11 and document 3.3.1.2 of the Virtual Data Room), in each case, based on their current applicable stage of development, constitutes infringement, misappropriation or other violation of any Intellectual Property Rights of any third party. To the Seller’s Knowledge, (i) there is no reasonable basis for any such allegation of infringement, misappropriation or violation and neither Seller nor its Affiliates have received any written notice that remains unresolved from any third party making any such allegation or challenging the validity, enforceability or ownership of any of the Owned Intellectual Property Rights, and (ii) except as set forth in Section 4.07(e) of the Disclosure Schedule, no third party is infringing, misappropriating or otherwise violating any of the Owned Intellectual Property Rights.

(f)
The Owned Intellectual Property Rights, the Transferred Intellectual Property Contracts, and the Intellectual Property Rights licensed under the Technology License Agreement, Transitional Trademark License Agreement and the Trademark License Agreement constitute all the Intellectual Property Rights necessary and sufficient for the Purchaser to conduct the Business from and after the Closing Date as conducted and proposed to be conducted by the Seller and its Affiliates, in each case, based on the current applicable stage of development, provided however, that the foregoing is not a representation of non-infringement, non-misappropriation, or any other non-violation of Intellectual Property Rights of any third party, which representation is solely set forth in Section 4.07(e) above.

(g)
All Intellectual Property Rights controlled by Seller and its Affiliates that are Exclusively Related to the Business with respect to those research programs of Seller and its Affiliates that are Exclusively Related to the Business, including all tangible embodiments thereof, are either included as part of the Transferred Assets or owned by the Transferred Subsidiaries (and such programs include all research programs, regardless of stage of development or commercialization, disclosed in the Virtual Data Room) unless otherwise identified as an Excluded Human Research Program (as defined in the Technology License Agreement).

(h)
Notwithstanding anything to the contrary, the Purchaser acknowledges and agrees that the only representations and warranties given in relation to matters relating to the Intellectual Property Rights specifically addressed in this Section 4.07, including the Transferred Intellectual Property Contracts, are those set out in this Section 4.07, and no other representation or warranty is given in relation to such matters.

4.08	Contracts

(a)
Other than as set forth in Section 4.08(a) of the Disclosure Schedule, as of the date of this Agreement, no Transferred Subsidiary is a party to or bound by any Contract with a third party (other than any Contract related to Intellectual Property Rights) and no Transferred Contract (other than any Contract related to Intellectual Property Rights) is included in the Transferred Assets, that falls under any of the following categories:

(vi)
any Contract for the acquisition or sale of any material asset by a Transferred Subsidiary or the Seller or any member of the Seller’s Group to the extent Exclusively Related to the Business (other than, in each case, purchases of raw materials, and sales of inventory in the ordinary course) in each case involving assets the aggregate value of which exceeds $5,000,000;

(vii)	any supply or third party manufacturing Contract Exclusively Related to the Business with a total annual payment or financial commitment exceeding $5,000,000;

(viii)	any Contract that provides for the exclusive sale or distribution of any Product with a total annual payment or financial commitment exceeding $5,000,000;

(ix)
any Contract containing any non-compete provision that restricts the Seller or any of its Affiliates in any material respect from engaging or competing, to the extent related to the Business, in any line of business or in any geographic area, or from developing, manufacturing, marketing, distributing or selling any products or services or that contain any standstill or non-solicitation obligations on the Seller or any of its Affiliates that are in effect;

(x)	any Contract involving aggregate consideration in excess of $5,000,000 that provides for the indemnification or the assumption of any Tax, environmental or other material Liability of any Person;

(xi)	any Contract not otherwise described in this Section 4.08(a) involving an annual aggregate consideration in the prior calendar year in excess of $5,000,000;

(xii)
any Contract relating to Indebtedness with respect to which the Seller or any of its Affiliates, in connection with the Business is an obligor in excess of $5,000,000 and which will not be terminated as of Closing, or which impose an Encumbrance other than a Permitted Encumbrance on any of the Transferred Assets or an Encumbrance that will be released on or before the Closing;

(xiii)
any Contract pursuant to which the Seller or any of its Affiliates in connection with the Business has guaranteed the Indebtedness or Liabilities of any other Person which will not be terminated as of Closing with a value in excess of $5,000,000;

(xiv)	all Contracts with any Governmental Entity involving an annual aggregate consideration in the prior calendar year in excess of $5,000,000;

(xv)
(A) collective bargaining agreements or similar Contracts with any union, works council or other labor organization in any Material Employee Jurisdiction affecting the Business and (B) the Additional Labor Contracts, which shall be provided or made available to the Purchaser in accordance with Section 4.14(c);

(xvi)	any partnership, joint venture, strategic alliance or similar Contract to the extent Exclusively Related to the Business;

(xvii)	each Contract required to be disclosed in Section 4.07(b) of the Disclosure Schedule;

(xviii)
any Contract outside the ordinary course that contains an option or grant of any right of first refusal or right of first offer, right of first negotiation or similar right in favor of any Person in respect of the Business where such right is material to the Business taken as a whole; and

(xix)	any other Contract which if terminated prior to Closing would reasonably be expected to be material to the Business taken as a whole.
The Contracts disclosed in Section 4.08(a) of the Disclosure Schedule (but excluding any Contracts disclosed in Section 4.07) are referred to as the Material Contracts.

(b)
There does not exist any breach or default nor is there any event that with the passing of time (that may not be cured by any action which may in compliance with the terms thereof be taken) or the giving of notice would constitute such a breach or default, on the part of the Seller or any its Affiliates (including the Transferred Subsidiaries), as applicable, under the terms of any Material Contract, and to Seller’s Knowledge, no other party to any Material Contract is in breach or default thereunder, nor is there any event that with the passing of time (that may not be cured by any action which may in compliance with the terms thereof be taken) or the giving of notice would constitute such a breach or default, except in each case for any such breaches or defaults that would not reasonably be expected to be material to the Business, taken as a whole.

(c)	The Seller has delivered or made available to the Purchaser in the Virtual Data Room a true, complete and correct copy of each Material Contract.

4.09	Sufficiency of Transferred Assets
Except as set forth in Section 4.09 of the Disclosure Schedule, the Transferred Assets and assets of the Transferred Subsidiaries, when taken together with the rights and services under the Ancillary Agreements and for the respective terms thereof, constitute all of the properties, assets and rights sufficient in all material respects to conduct and operate the Business after the Closing substantially as conducted by the Seller and its Affiliates as of December 31, 2013 and as of the date hereof.

4.10	Compliance with Laws; Permits
Since January 1, 2012, the Business, taken as a whole, is, and has been, conducted in accordance with Applicable Law, except for violations of Applicable Law that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Seller’s Knowledge, neither the Seller nor any of its Affiliates has received any written notice from any Governmental Entity that it is not in compliance with any Applicable Law or is not in possession of any permits, licenses, certificates or other authorizations or consents of a Governmental Entity in each case as is necessary for the conduct of the Business in all material respects as presently conducted (each a Permit and, collectively, the Permits), other than the Product Approvals, except where such non-compliance or non-possession would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, neither the Seller nor any of its Affiliates makes any representation or warranty in this Section 4.10 with respect to the portions of the representations and warranties set forth in Sections 4.06, 4.07, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16 that address Applicable Law or Permits.

4.11	Product Approvals

(a)
The Seller or one of its Affiliates is the registered or beneficial holder of each of the Product Approvals. All Product Approvals held by Seller or its Affiliates are in full force and effect, except, in each case, where failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)
Each Product marketed or sold under a Product Approval is manufactured, marketed and sold in all material respects in accordance with the specifications and standards contained in such Product Approval and the related Marketing Authorization Data and in accordance with Applicable Laws, except, in each case, where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)
Neither the Seller or any of its Affiliates has received any written or, to the Seller’s Knowledge, oral notice that any Governmental Entity with jurisdiction over the Products has commenced or will commence any action: (i) to withdraw the approval of any Product or otherwise revoke or materially amend any Product Approval or Marketing Authorization Data or (ii) enjoin production, marketing or sale of any Product except, in each case, where such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)
All application and renewal fees due and payable with respect to all material Product Approvals have been paid, except where the failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12	Taxes

(a)
Each (i) Transferred Subsidiary and each Tax Group to which it belongs, or has belonged, and (ii) member of the Seller’s Group, to the extent such Tax Return relates to the Transferred Assets, in each case, has timely filed all material Tax Returns required to be filed, and all such Tax Returns are complete and accurate in all material respects. All material Taxes payable by or with respect to any Transferred Subsidiary, any Transferred Asset or the Business have been paid on a timely basis.

(b)	There are no Tax liens on the Transferred Assets or any assets of the Transferred Subsidiaries (other than Permitted Encumbrances).

(c)	No Transferred Subsidiary and no Tax Group to which a Transferred Subsidiary belongs is currently under audit or examination by a Taxing Authority, and to the

Seller’s Knowledge no such audit or examination has been threatened in writing, that could result in the assessment of a material amount of Tax. There is no written assessment by any Taxing Authority for additional Taxes against or in respect of the Transferred Assets or any Transferred Subsidiary which has not been paid in full or otherwise resolved without any payment required.

(d)	No Transferred Subsidiary has been a member within the previous five (5) taxable years of any Tax Group other than those entities set forth in Section 4.12(d) of the Disclosure Schedule.

(e)
Except as set forth in Section 4.12(e) of the Disclosure Schedule, no Transferred Subsidiary, and no Tax Group to which a Transferred Subsidiary belongs, has granted or requested a waiver or extension of a limitation on any period for audit and examination or assessment and collection of Tax for any taxable period as to which Tax could be assessed.

(f)
No Taxing Authority has asserted any liability against any Transferred Subsidiary on account of any Liability for the Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), and no Transferred Subsidiary otherwise has any Liability for the Taxes of any other Person as a transferee or successor, by operation of law, assumption, Contract or otherwise.

(g)
Each Transferred Subsidiary has collected, withheld and paid all Taxes required to have been collected, withheld and paid in connection with amounts paid or owing to or from any employee, creditor, independent contractor or other third party in material compliance with Applicable Law.

(h)	No Transferred Subsidiary has made an election pursuant to U.S. Treasury Regulations Section 301.7701-3(c) to change its default entity classification for U.S. federal income tax purposes.

(i)	Novartis Finance Corporation is not a foreign person within the meaning of Section 1445 of the Code.

(j)
To the Seller’s Knowledge, no claim has been made in writing by a Taxing Authority in a jurisdiction where any Transferred Subsidiary does not file Tax Returns that such Transferred Subsidiary is or may be subject to taxation by that jurisdiction.

(k)
There is no taxable income of any Transferred Subsidiary that will be required under Applicable Law to be reported by the Purchaser or any of its Affiliates, including the Transferred Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(l)
No Transferred Subsidiary (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Applicable Law, has filed any application presently pending with any Taxing Authority requesting permission for any changes in accounting methods, or has received written notice that any Taxing Authority has proposed any such adjustment, (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. law, (iii) has received any Tax exemptions, Tax holidays or other Tax reduction agreements or other special arrangements or concessions in any jurisdiction or (iv) is subject to any private letter ruling of the U.S. Internal Revenue Service (IRS) or comparable rulings of any Taxing Authority, in each case, that would (x) result in any item of income or gain economically accrued or earned prior to the Closing Date being recognized for tax purposes in a taxable period beginning after the Closing Date (y) any item of deduction or loss economically accrued or incurred after the Closing Date being recognized for Tax purposes in a taxable period ending on or before the Closing Date or (z) have a continuing effect after the Closing Date.

(m)
No Transferred Subsidiary (i) has executed or filed a power of attorney with any Taxing Authority by or on behalf of any Transferred Subsidiary, (ii) has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. law, (iii) has, or has ever had, a permanent establishment or is, or has even been, subject to Tax in any country other than the country of its organization, (iv) is or has ever been a “controlled foreign corporation” within the meaning of Treasury Regulation Section 1.957-1 or (v) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(n)
Each Transferred Subsidiary is in material compliance with all transfer pricing requirements in all jurisdictions in which the Transferred Subsidiaries do business. None of the transactions between any Transferred Subsidiary and other related Persons has received written notice from any Taxing Authority of any material adjustment, apportionment, allocation or recharacterization under any Applicable Law with respect to Taxes, and all of such transactions have been effected in compliance with applicable transfer pricing requirements.

(o)
None of the Transferred Assets, or any other assets that are treated as transferred for U.S. Federal income tax purposes as a result of the Proposed Transactions, that, in each case, are transferred or treated as transferred by any person that is not a “United States person” within the meaning of section 7701(a)(30) of the Code, are “United States real property interests” within the meaning of section 897(c)(1) of the Code.

(p)	None of the Transferred Assets is a capital item within the provisions of Part XV of the Value Added Tax Regulations 1995 (UK) (capital goods scheme).

(q)
All documents by virtue of which a Transferred Subsidiary and each Selling Affiliate (with respect to its conduct of the Business and any Transferred Asset) has any right, title or interest to or in a Transferred Asset, and which are in the possession of a Transferred Subsidiary or a Selling Affiliate, have been duly stamped where required to evidence that right, title or interest.

(r)
No Transferred Subsidiary or any Selling Affiliate (with respect to its conduct of the Business and any Transferred Asset) has been required to notify any transactions or arrangements under Part 7 of the Finance Act 2004 (UK) (disclosure of tax avoidance schemes), Schedule 11A of VATA (disclosure of avoidance schemes) or any equivalent special regime applicable to schemes and/or arrangements relating to Tax avoidance.

(s)
The implementation of the transactions contemplated by this Agreement will not give rise to any deemed disposal or realization of an asset by any Transferred Subsidiary, nor any degrouping liability in a Transferred Subsidiary with respect to an asset nor any deemed distribution from or contribution to the reserves of a Transferred Subsidiary.

(t)	The Shares of any Transferred Subsidiary organized in Canada, or any province thereof, are not “taxable Canadian property” for the purposes of the Income Tax Act (Canada).

(u)
The Purchaser acknowledges and agrees that the only representations and warranties given in relation to the Tax matters specifically addressed in this Section 4.12 are those set out in this Section 4.12 and no other representation or warranty is given in relation to such matters.

4.13	Environmental Matters

(a)
To the Seller’s Knowledge, since January 1, 2012, each Selling Affiliate (with respect to its conduct of the Business and any Transferred Real Property) and Transferred Subsidiary is, and has been, in compliance in all material respects with all applicable Environmental Laws.

(b)
Each Transferred Subsidiary and each Selling Affiliate (with respect to its conduct of the Business and any Transferred Real Property) has obtained, maintained, and is in material compliance with all Permits required under applicable Environmental Laws (Environmental Permits) necessary to conduct its portion of the Business.

(c)	No Transferred Subsidiary nor any Selling Affiliate (with respect to its conduct of the Business and any Transferred Real Property) has received any written notice or claim alleging a material violation of or material liability under any Environmental Laws or Environmental Permits, other than notices or claims that have been resolved in a fashion requiring no further payments or no actions be performed or are no longer outstanding.

(d)
To the Seller’s Knowledge, there has been no actual or threatened release, spill, discharge, emission or disposal of any Hazardous Substance by any Transferred Subsidiary nor any Selling Affiliate, nor by any other Person, at or from any Transferred Real Property, or at or from any real property that was formerly owned, leased or operated by any Transferred Subsidiary, or any predecessor of any Transferred Subsidiary, that requires or may require investigation, assessment, cleanup, remediation or other corrective action that would reasonably be expected to result in the Business incurring material liabilities under Environmental Laws.

(e)
No Transferred Subsidiary nor any Selling Affiliate (with respect to its conduct of the Business and any Transferred Real Property) is a party to any pending, or to Seller’s Knowledge, threatened Proceedings or investigations relating to any Environmental Laws, other than Proceedings or investigations that would not reasonably be expected to result in the Business incurring material liabilities under Environmental Laws.

(f)
The Proposed Transactions contemplated by this Agreement do not require the consent of or filings with any Governmental Entity with respect to Environmental Matters or Environmental Permits prior to the Closing Date, the failure of which to obtain or file could materially and adversely affect the Business’ ability to operate following the Closing Date.

(g)
The Seller has delivered or made available in the Virtual Data Room to the Purchaser true, complete and correct copies of all environmental assessments, audits, studies, reports, and analyses with respect to the Business or Transferred Real Property and all material correspondence related to any material liabilities under Environmental Laws that have not been resolved in a fashion requiring no further payments or no actions be performed, to the extent such documentation is in the Seller’s possession, custody or control.

(h)
The Purchaser acknowledges and agrees that the only representations and warranties given in relation to the environmental matters specifically addressed in this Section 4.13 are those set out in this Section 4.13 and no other representation or warranty is given in relation to such matters nor does this Section 4.13 address any non-environmental regulatory or other matters.

(i)
The Parties agree that no provision in this Section 4.13, and no disclosure in Sections 4.13((a),(b),(c),(d),(e) or (f) of the Disclosure Schedule, shall affect the Seller’s obligations and responsibilities for the Environmental Liabilities described in

Section 2.02(b)(iv) or set forth on Annex 10.02(a)(iii) (including those set forth on Annex 2.02(b)(iv)).

4.14	Employee and Labor Matters

(a)
Section 4.14 of the Disclosure Schedule contains the following information as of March 31, 2014 in respect of each Business Employee (excluding temporary Business Employees) and each Transferred Subsidiary Employee (excluding temporary Transferred Subsidiary Employees) employed in the Material Employee Jurisdictions: (A) employee identification details (including job title and work location); (B) age; (C) employment status (part-time or full-time); (D) base salary; (E) employing entity; (F) target annual incentive for 2014; and (G) target long-term incentive for 2014; (collectively, the Employee Information). As soon as reasonably practicable following the date hereof, but in no event later than the three (3) week anniversary of the date hereof, the Seller will provide or make available to the Purchaser the name and date of birth for each Business Employee and Transferred Subsidiary Employee. As soon as reasonably practicable following the date hereof, but in no event later than the two (2) month anniversary of the date hereof (the Employee Reference Date), the Seller will provide or make available to the Purchaser (i) then-current Employee Information in respect of each Business Employee and each Transferred Subsidiary Employee employed outside of a Material Employee Jurisdiction and each temporary Business Employee and each temporary Transferred Subsidiary Employee: (ii) a job description, notice of termination periods and/or expiry dates of any fixed term contracts and/or details of severance entitlement and details of any bonus entitlements (other than any annual incentive or long-term incentive disclosed on Section 4.14 of the Disclosure Schedule) for each Business Employee and Transferred Subsidiary Employee; and (iii) details of any Business Employee or Transferred Subsidiary Employee who is absent from the Business on grounds of long term disability. Section 4.14 of the Disclosure Schedule contains the termination notice periods applicable to each category or grade of Business Employee or Transferred Subsidiary Employee (as applicable). Following the date hereof, the Seller shall reasonably cooperate to provide such additional information regarding the Business Employees and Transferred Subsidiary Employees as the Purchaser reasonably requests.

(b)
As of the date of this Agreement, there is not, and in the three (3) years prior to the date of this Agreement and to the Seller’s Knowledge in the five (5) years prior to the date of this Agreement, there has not been, nor is there pending or threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Business.

(c)
Except as set forth in Section 4.14(c) of the Disclosure Schedule, neither the Seller nor any of its Affiliates is a party to or applies any collective bargaining agreement or similar Contract with a union, works council or other labor organization in a

Material Employee Jurisdiction or is currently negotiating the terms of any collective bargaining agreement or similar Contract with any trade union, works council or labor organization in each case affecting the Business nor has there been in the last three (3) years a representation or recognition campaign by any trade union with respect to the Business. As soon as reasonably practicable following the date hereof, but in no event later than the Employee Reference Date, the Seller will provide or make available to the Purchaser (i) any collective bargaining agreement or similar Contract with a union, works council or other labor organization affecting the Business outside of a Material Employee Jurisdiction and (ii) any social plan with a labor union, trade union, works council or labor organization affecting the Business, in each case to which the Seller or any of its Affiliates is a party or is then negotiating the terms (collectively, the Additional Labor Contracts).

(d)
The Seller and its Affiliates have complied in all material respects with their obligations under the WARN Act and other similar Applicable Laws with respect to the Business. Except as set forth in Section 4.14(d) of the Disclosure Schedule, neither the Seller nor any of its Affiliates has, within the ninety (90) days prior to the date of this Agreement, closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or similar program in each case with respect to the Business, nor has the Seller or any of its Affiliates announced any such action or program for the future with respect to the Business.

(e)
All Business Employees and Transferred Subsidiary Employees employed in the United States are employed on an “at will” basis and, subject to any participation by such Business Employees and Transferred Subsidiary Employees in any Benefit Plan that provides for severance payments or benefits, such Business Employees’ and Transferred Subsidiary Employees’ employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination. Seller’s and its Affiliates’ relationships with individuals in the Material Employee Jurisdictions who act on their own as contractors or as other service providers with respect to the Business can be terminated at any time for any reason without any amounts being owed to such individuals, other than with respect to compensation or benefits accrued before the notice of termination.

(f)
All individuals who perform services for the Seller or any of its Affiliates with respect to the Business and who have been classified as other than employees have been properly classified in all material respects. Neither the Seller nor any of its Affiliates uses to any material extent the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code) with respect to the Business.

(g)
The Seller and its Affiliates, with respect to Transferred Subsidiary Employees, Business Employees and former employees of the Business (A) are in material compliance with Applicable Law respecting employment, employment practices, terms and conditions of employment, occupational health, safety, wages, hours, benefits immigration, labor and the Immigration and Nationality Act 8 U.S.C Sections 1101 et seq. and its implementing regulations; and (B) have withheld and properly remitted to the appropriate Governmental Entity all amounts required by Applicable Law, collective bargaining agreements or the Non-U.S. Benefit Plans to be withheld from the wages, salaries or other payments to the Transferred Subsidiary Employees or the Business Employees or the former employees or current or former directors of the Transferred Subsidiaries. Neither the Seller nor any of its Affiliates has sponsored any Business Employee or Transferred Subsidiary Employee for, or otherwise knowingly engaged any Business Employee or Transferred Subsidiary Employee working pursuant to, a non-immigrant visa.

(h)
No later than the Employee Reference Date, the Seller will provide or make available to the Purchaser a current, accurate and complete copy of each material personnel policy, rule, or procedure (collectively, the Employee Policies) generally applicable to Business Employees and Transferred Subsidiary Employees.

(i)
Neither the Seller nor any of its Affiliates is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to employees or employment practices with respect to the Business.

(j)
With respect to any of the Business Employees or Transferred Subsidiary Employees employed in a Material Employee Jurisdiction, and to the Seller’s Knowledge with respect to any of the Business Employees or Transferred Subsidiary Employees employed outside of a Material Employee Jurisdiction, the Seller or its Affiliates is not under a contractual or other obligation to increase rates of remuneration, except pursuant to any collective bargaining agreement or similar Contract affecting the Business, in each case disclosed pursuant to Section 4.14(c), or as required by Applicable Law.

(k)
Within the past three (3) years, there has not been any “transfer” of employees for the purposes of the Acquired Rights Directive 2001/23/EC into or out of any Transferred Subsidiary or (in respect of the Business) into or out of any Selling Affiliate.

(l)
The Purchaser acknowledges and agrees that the only representations and warranties given in relation to the employee and labor matters specifically addressed in this Section 4.14 are those set out in this Section 4.14 and Section 4.15 and no other representation or warranty is given in relation to such matters.

4.15	Employee Benefits

(a)	Section 4.15(a) of the Disclosure Schedule contains a true, complete and correct list of each material Benefit Plan in the Material Employee Jurisdictions.

(b)
The Seller has, in relation to the Material Employee Jurisdictions, provided or made available to the Purchaser true, complete and correct copies of each material Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, annuity contracts, insurance contracts or other funding vehicles and all amendments thereto (collectively, the Benefit Plan Documents) and, no later than the Employee Reference Date, the Seller will provide or make available Benefit Plan Documents with respect to Benefit Plans sponsored or maintained outside of the Material Employee Jurisdictions and Benefit Plan Documents with respect to Benefit Plans sponsored or maintained in the Material Employee Jurisdictions that were not provided as of the date hereof. None of the Seller or any of its Affiliates has made any express or implied promises or commitments to create any additional material Benefit Plan, agreement or arrangement, or to modify or change in any material way or terminate any existing Benefit Plan, other than with respect to a modification, change or termination required by Applicable Laws, including ERISA or the Code.

(c)
Except as set forth in Section 4.15(c) of the Disclosure Schedule, none of the Transferred Subsidiary Benefit Plans provide for or promise retiree or post-employment health, disability or life insurance or any other employee welfare benefits to any current or former employees, directors or consultants, except (i) as required under Section 601 et seq. of ERISA and Section 4980B of the Code and (ii) where the cost thereof is borne entirely by the employee, director or consultant (or his or her eligible dependents or beneficiaries).

(d)
Except as provided in Section 6.08 or Applicable Law, nothing contained in this Agreement or in any of the Benefit Plans will obligate the Purchaser to continue any Benefit Plan, provide any benefits under any of the Benefit Plans whatsoever to any Transferred Subsidiary Employee, Business Employee, or any former employee or current or former director of a Transferred Subsidiary, or beneficiary or dependent thereof, or to make any contributions to any Benefit Plan, other than a Transferred Subsidiary Benefit Plan, from and after the Closing. Except as provided in Section 6.08 or Applicable Law, neither the Purchaser nor any of its Affiliates will incur any unfunded liabilities in relation to any Benefit Plan or any employee of the Seller or any of its Affiliates.

(e)
To the Seller’s Knowledge, there are no pending investigations by any Governmental Entity involving any Transferred Subsidiary Benefit Plan or any Benefit Plan for which the Purchaser will incur a Liability on or following Closing, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of such plans), suits or proceedings against any Transferred Subsidiary Benefit Plan or any Benefit Plan for which the Purchaser will incur a

Liability on or following Closing or asserting any rights or claims to benefits under any Transferred Subsidiary Benefit Plan or any Benefit Plan for which the Purchaser will incur a Liability on or following Closing which could give rise to any liability, nor are there any facts that could give rise to any material liability for the Purchaser or any of its Affiliates in the event of such investigation, claim, suit or proceeding.

(f)
Except as set forth in Section 4.15(f) of the Disclosure Schedule or as provided for in this Agreement and except under the Retention Arrangements, neither the execution and delivery of this Agreement nor the transactions contemplated herein will (i) result in any payment becoming due to any Business Employee or Transferred Subsidiary Employee, (ii) increase any benefits for any Business Employee or Transferred Subsidiary Employee under any Benefit Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit under any Benefit Plan. Except as set forth in Section 4.15(f) of the Disclosure Schedule, neither the Seller nor any of its Affiliates is a party to any contract or arrangement that would result, separately or in the aggregate, in any payment or benefit that could be an “excess parachute payment” within the meaning of Section 280G of the Code, and the consummation of the transaction contemplated by this Agreement will not be a factor causing payments to be made by the Seller or any of its Affiliates to be non-deductible (in whole or in part) under Section 280G of the Code.

(g)	U.S. Benefit Plans.

(i)
Each U.S. Benefit Plan is and except for any noncompliance for which all Liabilities have been satisfied, has been in, compliance (both as to documentation and administration) in all material respects with the terms of such U.S. Benefit Plan and all Applicable Laws. Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the U.S. Benefit Plan for which determination letters are available as of the date of this Agreement that the U.S. Benefit Plan is so qualified and each trust established in connection with any U.S. Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and nothing has occurred and no condition exists which could reasonably be expected to result in the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code.

(ii)
Except as set forth in Section 4.15(g)(ii) of the Disclosure Schedule none of the U.S. Benefit Plans is, and neither the Seller and its Subsidiaries, nor any ERISA Affiliate, has ever maintained, established, contributed to or had any obligation to contribute to: (i) a plan subject to Title IV or

Section 302 of ERISA or Section 412, 430 or 4971 of the Code; or (ii) a “multiemployer plan” (within the meaning of section 3(37) of ERISA). Neither the Seller and its Subsidiaries, nor any ERISA Affiliate, has incurred any liability under Title IV of ERISA which remains outstanding and unsatisfied and no liability under Title IV of ERISA is reasonably expected to be incurred by the Seller and its Subsidiaries or any ERISA Affiliate.

(iii)
All contributions required to be made by Seller to each U.S. Benefit Plan which is a Transferred Subsidiary Benefit Plan or any Benefit Plan for which the Purchaser will incur a Liability on or following Closing have been made or paid in full on or before their due date thereof. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to a U.S. Benefit Plan which is a Transferred Subsidiary Benefit Plan or any Benefit Plan for which the Purchaser will incur a Liability on or following Closing. No litigation or governmental investigation is pending or threatened with respect to a U.S. Benefit Plan which is a Transferred Subsidiary Benefit Plan or any Benefit Plan for which the Purchaser will incur a Liability on or following Closing (other than routine claims for benefits) and no fact or event exists that could reasonably be expected to give rise to such action.

(iv)	For the avoidance of doubt, none of the representations and warranties in this Section 4.15(g) is intended to apply to any Non-U.S. Benefit Plan.

(h)	Non-U.S. Benefit Plans.

(i)
Each Non-U.S. Benefit Plan is in compliance (both as to documentation and administration) in all material respects with the terms of such Non-U.S. Benefit Plan and all Applicable Laws of each jurisdiction in which such Non-U.S. Benefit Plan is maintained. Each Non-U.S. Benefit Plan that is required to be registered with any Governmental Entity has been so registered and has been maintained in good standing with all applicable Governmental Entities and, if intended to qualify for special tax treatment, each Non-U.S. Benefit Plan meets all requirements for such treatment.

(ii)
The Seller and its Affiliates, (A) with respect to Transferred Subsidiary Employees and Business Employees, or former employees or current or former directors of the Transferred Subsidiaries are not liable under any applicable provisions of the Non-U.S. Benefit Plans and any Applicable Law for any arrears or wages, other than payments not yet due, or any penalty for failure to comply with the foregoing and (B) are not liable under any applicable provisions of the Non-U.S. Benefit Plans and any Applicable Laws for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, workers compensation or other benefits for or in respect of Transferred Subsidiary Employees or Business Employees or former employees or current or former directors of the Transferred Subsidiaries, other than payments not yet due. Nothing herein shall apply to the U.S. Transferred Employees.

(iii)
All material contributions, premiums and payments that the Seller and its Affiliates, with respect to Business Employees and Transferred Subsidiary Employees, are required to make to or in respect of any Non-U.S. Benefit Plan in respect of the period on or before the date of this Agreement have been fully and timely paid when due or, where applicable, accrued in accordance with normal accounting practice and all benefits payable on death are fully insured. Other than in relation to the Non-U.S. Defined Benefit Pension Plans set forth on Section 4.15(h)(iii) of the Disclosure Schedule, no Transferred Subsidiary is or has been since 27 April 2004 associated or connected with (within the meanings given by the UK Pensions Act 2004) any person who is or has been an employer in relation to a UK occupational pension scheme which is not a money purchase scheme. No contribution notice or a financial support direction has been issued to the Seller or its Affiliates under the UK Pensions Act 2004, and, to the Seller’s Knowledge, there are no circumstances which could reasonably be expected to give rise to the issuing to the Transferred Subsidiaries by the United Kingdom Pensions Regulator of such a contribution notice or a financial support direction and there has been no correspondence between the Seller and its Affiliates and the UK Pensions Regulator except in the ordinary course of business. To the Seller’s Knowledge upon due inquiry no Transferred Subsidiary has any obligation in respect of the provision of an early retirement benefit or an enhanced pension on redundancy as a result of the operation of any regulations implementing the Acquired Rights Directive (2001/23/EC).

(iv)
The Non-U.S. Defined Benefit Pension Plans are the only Non-U.S. Benefit Plans in respect of which non-money purchase retirement benefits are provided. Except in respect of the Non-U.S. Defined Benefit Pension Plans, no assurance or promise (oral or written) has been made or given to a Transferred Subsidiary Employee or Business Employee outside the US or former employee or current or former director of any Transferred Subsidiary outside the US of any particular level or amount of benefits to be provided for or in respect of him on retirement or death or any guaranteed investment return on contributions paid to the plan, in each case which is not fully insured.

(v)	For the avoidance of doubt, none of these representations and warranties in this Section 4.15(h) is intended to apply to any U.S. Benefit Plan.

(i)
The Purchaser acknowledges and agrees that the only representations and warranties given in relation to matters relating to the employee benefit plans specifically addressed in this Section 4.15 are those set out in this Section 4.14 and Section 4.15 and no other representation or warranty is given in relation to such matters.

4.16	Proceedings
There is no Proceeding pending or, to the Seller’s Knowledge, threatened against any Transferred Subsidiary or, with respect to the Business, against the Seller or any of its Affiliates or any of their respective assets, properties, employees or products that would reasonably be expected to result in damages exceeding $5,000,000.

4.17	Title to Tangible Personal Property
At the Closing, the Seller and its Affiliates (other than the Transferred Subsidiaries) will transfer to the Purchaser or its Affiliates title to the tangible personal property they own or lease that is included in the Transferred Assets, free and clear of all Encumbrances, except Permitted Encumbrances. The Transferred Subsidiaries have title to all material tangible personal property they own or lease, free and clear of all Encumbrances, except Permitted Encumbrances.

4.18	Anti-Corruption

(a)
In the past five (5) years, neither the Seller nor its Affiliates, nor, to the Seller’s Knowledge, any Person or Representative acting on behalf of the Seller or its Affiliates, in any way relating to the Business, have violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, or any similar anti-corruption laws that apply to the Business world-wide (collectively, Anti-corruption Laws).

(b)
In the past five (5) years, neither the Seller nor its Affiliates, nor, to the Seller’s Knowledge, any Representative or other Person acting on behalf of the Seller or its Affiliates, in connection with the Business, has, in violation of any applicable Anti-corruption Laws, offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to any Person, including any Government Official: (i) for the purpose of influencing any action or decision of a Government Official in his or her official capacity; (ii) for the purpose of inducing a Government Official to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Seller or its Affiliates in obtaining or retaining business or any business advantage for or with, or directing business to, any Person; (iii) where such action would constitute a bribe, kickback or illegal payment to assist the Seller or its Affiliates in obtaining or retaining business or any business advantage for or with, or directing business to, any Person; or (iv) where such action would violate any Anti-corruption Laws.

(c)
In the past five (5) years, neither the Seller nor its Affiliates, nor, to the Seller’s Knowledge, any Representative or other Person acting on behalf of the Seller or its Affiliates, in connection with the Business, solicited or accepted any payment, bribe, payoff, kickback or any other improper payment (including any improper contribution, loan or gift) in violation of any Anti-corruption Laws.

(d)
To the Seller’s Knowledge, there is not any beneficial ownership in the Business by any Governmental Official in any country, except for ownership of publicly traded securities of Seller. For purposes of this Section 4.18, Government Official means: (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

(e)
The Seller is not aware of any known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation over the past five (5) years relating to Anti-corruption Laws, involving the Seller or any of its Affiliates, or any Person or Representative acting on behalf of the Seller or any of its Affiliates, in any way relating to the Business.

(f)	In the past five (5) years, the Business has been subject to an anti-corruption compliance program designed to achieve compliance with Anti-corruption Laws.

4.19	Trade Controls

(a)
Over the past five (5) years, neither the Seller nor any of its Affiliates, nor, to the Seller’s Knowledge, any Person or Representative acting on behalf of the Seller or any of its Affiliates, in any way relating to the Business, has taken any action in violation of any export control Law, trade or economic sanctions Law applicable in the United States, Switzerland, the European Union (EU), or any other jurisdiction, including, but not limited to: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations

(31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Customs and Border Protection regulations (19 C.F.R. Title 19, Chapter I), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any non-U.S. Laws or regulations of a similar nature (including but not limited to Council Regulation (EU) No. 428/2009, as amended) maintained or administered by the United Nations (UN), the competent authority of any Member State of the EU (including Her Majesty’s Treasury (HMT) or the Export Control Organisation (ECO) of the United Kingdom), the Swiss State Secretariat for Economic Affairs (SECO) or the Swiss Directorate of Public International Law, or by any other relevant sanctions authority (collectively, Trade Controls Laws).

(b)
Neither the Seller nor any of its Affiliates, nor, to Seller’s Knowledge, any Person or Representative acting on behalf of the Seller or any of its Affiliates, in any way relating to the Business, is listed or is owned or controlled or acting on behalf of a Person, entity or body listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” (SDN List), the U.S. Commerce Department’s “Denied Persons List” or “Entity List,” the U.S. Department of State’s “Debarred List,” the “Consolidated List of Financial Sanctions Targets” maintained by HMT, or any other list of restricted parties maintained by the U.S. Government, Swiss Government, UK Government, EU, and/or the UN.

(c)
All export licenses and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of the products of the Business, services, software and technology related to the Transferred Assets (Export Approvals) over the past five (5) years have been obtained, and the Seller and each of its Affiliates has in all material respects complied with the Export Approvals.

(d)
The Seller is not aware of any known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, or threatened or pending litigation over the past five (5) years relating to Trade Controls Laws, involving any Affiliate, or to the Seller’s Knowledge involving any Person or Representative acting on behalf of the Seller or any of its Affiliates, in each case in any way relating to the Business, nor has the Seller or any Affiliate made any voluntary disclosures to any Governmental Entity relating to Trade Controls Laws in any way relating to the Business.

4.20	Regulatory Compliance

(a)	Except as set forth on Section 4.20(a) of the Disclosure Schedule, all products that are being distributed, manufactured, sold, tested, developed and marketed by the

Seller or its Affiliates in connection with the Business are being distributed, manufactured, sold and marketed in compliance in all material respects with all requirements under Applicable Law.

(b)
Except as set forth on Section 4.20(b) of the Disclosure Schedule, there have been no Proceedings with respect to, and neither the Seller nor any of its Affiliates have received any written communication regarding, a recall, suspension or discontinuance of any product of the Business.

(c)
All animal studies and trials conducted by or, to the Seller’s Knowledge, on behalf of, the Seller or its Affiliates in connection with the Business that are required or regulated by the EMA/EC or the USDA or any other applicable Governmental Entity of the United States, Australia or Brazil have been since January 1, 2012, and are being, conducted in compliance in all material respects with the requirements of generally accepted animal testing practices and Applicable Law.

(d)
Since January 1, 2012, neither the Seller nor any of its Affiliates, with respect to the Business, has been subject to physical inspections or received written inspection reports from the EMA/EC or the USDA or any other applicable Governmental Entity of the United States, Australia or Brazil in which such Governmental Entity has asserted or alleged in writing that the operations of the Business is or was not in material compliance with any Applicable Laws.

4.21	Customers; Suppliers

(a)
Section 4.21(a) of the Disclosure Schedule sets forth a true, complete and correct list of the ten largest customers of the Business (as measured by the dollar amount of sales revenue received therefrom) in respect of estimated sales for the twelve-month period ended December 31, 2013. As of the date hereof, neither the Seller nor any of its Affiliates have received any written communication or, to the Seller’s Knowledge, other communication that any such customer has terminated, cancelled or significantly curtailed, or has finally determined that it will terminate, cancel or significantly curtail its business relationship with the Seller or any of its Affiliates.

(b)
Section 4.21(b) of the Disclosure Schedule sets forth a true, complete and correct list of the ten largest suppliers (by estimated total spending) for the Business (other than members of the Seller’s Group) for the twelve-month period ended December 31, 2013. As of the date hereof, neither the Seller nor any of its Affiliates have received any written communication or, to Seller’s Knowledge, other communication that any such supplier has terminated, cancelled or significantly curtailed, or has finally determined that it will terminate, cancel or significantly curtail its business relationship with the Seller or any of its Affiliates.

4.22	Related Party Transactions

Section 4.22 of the Disclosure Schedule sets forth a true, complete and correct list of all Affiliate Contracts as of the date hereof. Except as set forth in Section 4.22 of the Disclosure Schedule, or as contemplated by this Agreement or the Ancillary Agreements, none of the Affiliate Contracts will continue in effect following the Closing and neither the Seller nor its Affiliates will have any material business arrangement in connection with the Business.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as follows:

5.01	Organization and Standing
The Purchaser is duly incorporated, validly existing and in good standing under the laws of Indiana. The Purchaser is duly qualified and in good standing to transact business in each jurisdiction in which it is required to be so qualified, except to the extent that the failure to be so qualified or in good standing, would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the Purchaser or any of its Affiliates to consummate the Proposed Transactions.

5.02	Authority; Execution and Delivery; Enforceability
The execution and delivery by the Purchaser of this Agreement and by the Purchaser and each Affiliate of the Purchaser of the Ancillary Agreements to which it is a party and the consummation by the Purchaser and such relevant Affiliates of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, and performance by the Purchaser and its Affiliates hereunder and thereunder, have been duly authorized by all necessary corporate action and no further corporate action is required in connection therewith. This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by the Seller, this Agreement constitutes, and when executed, the Ancillary Agreements will constitute, the Purchaser’s and such Affiliates’ legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

5.03	No Conflicts
The execution, delivery and performance by the Purchaser and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby do not: (i) violate any provision of the

Governing Documents of the Purchaser or any of its Affiliates; (ii) conflict with, or result in the breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Purchaser or any of its Affiliates under, or result in a loss of any benefit to which the Purchaser or any of its Affiliates is entitled under, any material contract; or (c) assuming the receipt of all consents, approvals, licenses, permits, orders and authorizations and the making of registrations, declarations and filings as described in Section 5.04 or required to be made or obtained prior to Closing by the Seller or its Affiliates, violate or result in a breach or constitute a default under any Judgment or Applicable Law applicable to the Purchaser or any of its Affiliates, other than, in the case of clauses (b) and (c): (i) as may result from any facts or circumstances relating solely to the Seller or any of its Affiliates (or its or their respective officers, directors, employees or agents); or (ii) any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the Purchaser or any of its Affiliates to consummate the Proposed Transactions.

5.04	Consents and Approvals
No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than: (a) the Required Notifications; (b) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings (i) in relation to the Transfer of the Product Approvals or Product Applications or (ii) which, if not so made or obtained by the Purchaser or any of its Affiliates, would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the Purchaser or any of its Affiliates to consummate the Proposed Transactions; or (c) as may be necessary as a result of any facts or circumstances relating solely to the Seller or any of its Affiliates (or its or their respective officers, directors, employees or agents).

5.05	Proceedings
There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser or any of its Affiliates, that would, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the Purchaser or any of its Affiliates to consummate the Proposed Transactions.

5.06	Investment Representations

(i)
The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of any Applicable Law (including the Securities Act). The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under other

Applicable Law, and that the Shares may not be transferred or sold except in accordance with the registration requirements of the Securities Act and other Applicable Law, or pursuant to an applicable exemption therefrom. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters (including the Business) so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment for an indefinite period of time.

(j)
The Purchaser and its representatives have been afforded adequate opportunity to meet with, ask questions of and receive answers from the management of the Seller and its Affiliates in connection with the determination by the Purchaser to enter into this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.

5.07	Financial Capability
The Purchaser has, and at Closing shall have, sufficient cash, financial resources and credit to pay the Initial Purchase Price and to make any other necessary payment contemplated hereunder and under the Ancillary Agreements, including fees and expenses in connection with the consummation of the Proposed Transactions. The Purchaser acknowledges that its obligation to consummate the Proposed Transactions is not and will not be subject to the receipt by the Purchaser of any financing or the consummation of any other transaction.

5.08	Solvency
Assuming satisfaction of the conditions to the Purchaser’s obligation to consummate the transactions contemplated by this Agreement, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the payment of the Finally Determined Purchase Price, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of the Purchaser and its Affiliates will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby.

5.09	Brokers or Finders
The Purchaser will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Proposed Transactions based on arrangements made by the Purchaser or any of its Affiliates.

5.10	Disclaimer of Other Representations and Warranties
THE PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPLICITLY SET FORTH IN ARTICLE III AND ARTICLE IV, NEITHER THE SELLER NOR ANY OF THE SELLER’S AFFILIATES (NOR ANY OF ITS OR

THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS) MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES OR THE TRANSFERRED ASSETS, THE TRANSFERRED SUBSIDIARIES, THE ASSUMED LIABILITIES OR THE BUSINESS AS CONDUCTED BY EACH OF THEM (INCLUDING ITS FINANCIAL PERFORMANCE), INCLUDING WITH RESPECT TO: (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE (INCLUDING AS RELATES TO THE PRODUCTS); (II) THE USE OR OPERATION OF THE TRANSFERRED SUBSIDIARIES, THE TRANSFERRED ASSETS OR THE BUSINESS BY THE PURCHASER AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE TRANSFERRED SUBSIDIARIES, THE TRANSFERRED ASSETS OR THE BUSINESS AFTER CLOSING, AND EACH AND EVERY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE VI
COVENANTS

6.01	Conduct of Business

(c)
The Seller covenants and agrees that, except as required by Applicable Law, as disclosed in Annex 6.01 or as required, permitted or contemplated by the terms of this Agreement or any Ancillary Agreement, from the date of this Agreement to the Closing Date, the Seller shall and shall cause each of its Affiliates to:

(iii)	cause the Business to be conducted and operated in the ordinary course;

(iv)
Subject to Section 6.01(b), and the last sentence of Section 6.14, use its commercially reasonable best efforts to (A) keep available the services of the officers and employees of the Business in the ordinary course consistent with past practice, including by not transferring manufacturing employees from the Business to Seller’s human business other than pursuant to an employee request (without solicitation) in the ordinary course of business (it being agreed that the Seller and its Affiliates shall not be required to make retention or similar payments outside the ordinary course), and (B) preserve intact its existing relationships with customers, suppliers, distributors, licensors and licensees having material business relationships with the Business in the ordinary course consistent with past practice; and

(v)	pay all maintenance and similar fees and take such other customary actions required in connection with the prosecution and maintenance of

Registered Intellectual Property Rights in the ordinary course of business consistent with past practice.

(d)
To the extent permitted by Applicable Law (including applicable Antitrust Laws), and except as required, permitted or disclosed in Annex 6.01 or as required, permitted or contemplated by the terms of this Agreement or any Ancillary Agreement, the Seller shall not and shall cause its Affiliates not to do any of the following without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned:

(i)	amend or otherwise modify the Governing Documents of any Transferred Subsidiary in a manner adverse to the Business;

(ii)
issue, sell, pledge transfer, repurchase or redeem (other than for cash) or propose to issue, sell, pledge or transfer, repurchase or redeem (other than for cash) any shares of capital stock or other equity interest of any Transferred Subsidiary, or securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Transferred Subsidiary;

(iii)
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy or other reorganization under Applicable Law of any Transferred Subsidiary or Selling Affiliate;

(iv)
except in the ordinary course consistent with past practice, incur, create or assume any Encumbrance on any of the Transferred Assets or the assets of the Transferred Subsidiaries (other than the Excluded Assets), other than a Permitted Encumbrance, or an Encumbrance that will be released on or prior to the Closing;

(v)
except (x) in the ordinary course consistent with past practice (including any sale of inventory) or (y) for any Excluded Asset or Transferred Intellectual Property Rights (which are covered by clause (vi) below): (A) sell, lease, license, transfer or dispose of any tangible assets located at the Vacaville facility with a market value exceeding $1,000,000 in the aggregate; or (B) sell, lease, license, transfer or dispose of any of the Transferred Assets or assets of a Transferred Subsidiary, in each case that are material;

(vi)
except in the ordinary course consistent with past practice (including any sale of inventory), sell, lease, license, transfer or dispose of any of Transferred Intellectual Property Rights (other than, for the avoidance of doubt, any Excluded Asset);

(vii)
make any material change with respect to the Transferred Subsidiaries’ accounting practices, policies, principles, methods or procedures, including revenue recognition policies, other than as required by IFRS or a Governmental Entity, or as are necessary to conform with the accounting practices or policy used by the Seller or its Affiliates (in either case, following notice to the Purchaser);

(viii)
settle any material claims, actions, arbitrations, disputes or other Proceedings involving the Business, any Transferred Subsidiary or Transferred Asset other than waivers, releases, compromises or settlements in the ordinary course of business or that involve only the payment of monetary damages not in excess of $5,000,000 in the aggregate;

(ix)
other than in the ordinary course of business consistent with past practice, adopt, establish, enter into, amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

(x)
other than in the ordinary course of business consistent with past practice (including newly hired employees, promotions, or annual raises consistent with past practice) (A) make or commit to make any material changes to the compensation or benefits of the Business Employees and the Transferred Subsidiary Employees in each case in circumstances which are likely to increase in aggregate the total staff costs of the Business by more than three percent (3%) per annum; (B) make any change or commit to make any change to the terms of any redundancy policy or practice applying to the Business Employees and the Transferred Subsidiary Employees (including amounts payable on redundancy); (C) take any steps to employ or offer to employ or engage any new persons on a permanent basis fully or part time within the Business (including by way of moving employees employed in any other part of the Seller’s Group into the Business), other than as necessary to replace a Business Employee or a Transferred Subsidiary Employee whose employment terminates; or (D) terminate the employment of any Transferred Subsidiary Employee or Business Employee, in each case at the level of Global Job Family Architecture 2 or above, other than for cause, or transfer any Business Employee or Transferred Subsidiary Employee, in each case at the level of Global Job Family Architecture 2 or above, from the Business to any other business conducted by the Seller or any of its Affiliates;

(xi)
with respect to the Business, any Transferred Subsidiary or Transferred Asset, incur or modify any Indebtedness or assume, guarantee or otherwise become responsible for the obligations of, or make any loans, capital contributions or advances of any money or other property to, any other Person, other than Indebtedness incurred, assumed or guaranteed in the ordinary course of business in amounts not in excess of $10,000,000 in the aggregate or which will terminate on or before the Closing;

(xii)
(A) amend, terminate, assign or waive any material right under any Material Contract other than in the ordinary course of business consistent with past practice, or (B) except in the ordinary course of business consistent with past practice, enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract;

(xiii)
incur or authorize any capital expenditures with respect to the Business, except for capital expenditures pursuant to (A) a business or capital expenditure plan made available to the Purchaser in folder 1.1.4.2 of the Virtual Data Room, (B) that are set forth in Annex 6.01 or (C) which do not exceed $10,000,000 in the aggregate;

(xiv)
with respect to the Business, (A) make, change or revoke any Tax election, (B) amend any Tax Return, (C) settle or compromise any Tax Claim or Liability, (D) change (or make a request to any Taxing Authority to change) any method of accounting for Tax purposes, (E) waive or extend any statute of limitations period in respect of Taxes, (F) surrender any right to claim a refund of Taxes or (G) enter into any closing agreement with respect to Taxes with any Taxing Authority, in each case, to the extent (x) related to any Transferred Subsidiary or any Transferred Asset and (y) reasonably expected at the time made or effected to result in an increase in any liability to Taxes in respect of any Transferred Subsidiary or any Transferred Asset in a Tax period (or portion of a Straddle Period) beginning after the Closing Date of more than $5,000,000 in the aggregate;

(xv)
enter into any commitment to any Governmental Entity that is reasonably likely to give rise to a Liability of any Transferred Subsidiary in excess of $10,000,000 or would reasonably be expected to materially alter the operations of the Business from and after the Closing (without prejudice, for the avoidance of doubt, to the obligations of the Purchaser under Section 6.07);

(xvi)
sell or deliver products outside the ordinary course of business in a manner constituting “channel stuffing” or “front loading” of products (it being understood that launches and relaunches of products are generally subject to fluctuation in levels of sales and inventory levels); or

(xvii)	resolve, authorize, agree or commit to do any of the foregoing.

(e)
Notwithstanding anything to the contrary contained in this Agreement, each Transferred Subsidiary shall be permitted to declare and pay cash dividends and make cash distributions to the Seller or any of its Affiliates prior to the Closing Date.

Additionally, notwithstanding anything to the contrary set forth in this Section 6.01, the Seller may, at any time prior to the Closing, take, or cause its Affiliates to take, (i) the actions contemplated in Section 2.01(d) and (ii) any action reasonably undertaken by any the Seller or its Affiliates in an emergency or disaster situation with the intention of minimizing any adverse effect of such situation in relation to the Business.

6.02	Access to Information

(f)
Access prior to Closing. Seller shall, and shall cause its Affiliates to, until the earlier of the Closing Date and the date this Agreement is terminated pursuant to the terms hereof, upon reasonable notice from the Purchaser, provide to Representatives and personnel of the Purchaser (a list of such Representatives and personnel to be provided by the Purchaser to, and approved by, the Seller in advance of any access; provided that such approval shall not be unreasonably withheld, conditioned or delayed), during reasonable business hours or at such times as agreed between the Seller and the Purchaser (and taking into account the day-to-day duties of the personnel of the Seller and its Affiliates):

(i)
reasonable access to the Transferred Real Property, Transferred Books and Records and the books and records of the Transferred Subsidiaries, permits, work papers (other than work papers of any Tax Group of which Seller or any Affiliate of Seller is a member unless such work papers are Exclusively Related to the Business), Contracts and other assets in each case of the Business, in each case solely to the extent reasonably required for the purpose of preparing to operate the Business following the Closing and subject in all cases to compliance with all applicable security requirements or other limitations on access imposed by Applicable Law or under any lease;

(ii)
reasonable access to the management team and other key employees and personnel of the Business (including, without limitation, employees and personnel involved in the manufacturing operations, human resources, and sales and marketing functions of the Business) solely to the extent reasonably required for the purposes of preparing to operate the Business following the Closing and subject in all cases to Applicable Law; and

(iii)
reasonable access to such additional financial and operating data solely to the extent relating to the Business as the Purchaser may from time to time reasonably request and solely for purposes of preparing to operate the Business following the Closing;

provided that any such access or furnishing of information shall be at the Purchaser’s expense, under the supervision of the Seller’s or its Affiliates’ personnel, and in such manner as not to interfere unreasonably with the businesses, personnel or operations of Seller or any of its Affiliates; provided, further, that (A) the Purchaser shall not, without the prior written consent of the Seller (not to be unreasonably withheld or delayed), contact any customer, client, vendor, employee, supplier or competitor of the Business (other than customers, clients, vendors, suppliers and competitors of the Purchaser or its Affiliates in connection with Purchaser’s business and the impact of the Acquisition thereon), (B) the auditors and accountants of the Seller or any of its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (C) the Seller shall be entitled to restrict such access, (x) as determined, in its reasonable discretion, to be appropriate to ensure compliance with any Applicable Laws (including Antitrust Laws), and (y) to preserve any applicable attorney client privilege and to comply with contractual confidentiality obligations. Notwithstanding anything to the contrary contained herein, prior to the Closing, the Purchaser and its Representatives shall not, without the prior written consent of the Seller (which may be withheld in the Seller’s sole discretion), be entitled to conduct any intrusive indoor or outdoor sampling or testing at the Transferred Real Property or any other property associated or affiliated in any way with the Seller or the Business.

(g)
Access after Closing. For a period of ten (10) years after the Closing, the Purchaser shall: (i) retain the Transferred Books and Records and all other books and records related to the Business held by the Purchaser’s Group, including those held by or relating to the Transferred Subsidiaries for periods prior to the Closing; and (ii) upon reasonable notice and during normal business hours, cooperate with and provide the Seller, members of the Seller’s Group, and the officers, employees, agents and representatives of the Seller and members of the Seller’s Group reasonable access (including the right to make copies at the Seller’s expense or the expense of any member of the Seller’s Group) to such books and records, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, or in connection with any Proceedings or claims. The Seller and members of the Seller’s Group shall be entitled, at their expense and subject to reasonable and customary confidentiality undertakings, to make copies of the books and records to which they are entitled access pursuant to this Section 6.02.

6.03	Confidentiality

(g)
From and after the date of this Agreement until the Closing, any information provided hereunder by or on behalf of any Party hereto, the existence of this Agreement and the Ancillary Agreements and the terms hereof and thereof, shall be governed by the terms of the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing and shall survive the earlier termination of this Agreement in accordance with its terms.

(h)
From and after Closing, the Seller shall hold in strict confidence, and (subject to this Agreement and the Ancillary Agreements) not use except as expressly agreed in writing by the Purchaser or its Affiliates, any non-public information of the Business, any Transferred Subsidiary, or included in the Transferred Assets or Assumed Liabilities, and in each case use the standard of care reasonably necessary to prevent the unauthorized use, dissemination or disclosure of such information (provided that any such information that otherwise meets the standard set forth in clause (i), (ii), or (iii) of the definition of “Confidential Information” shall not be subject to this Section 6.03(b)).

(i)
Each of the Parties and its respective Affiliates and Representatives may disclose Confidential Information or non-public information to the extent required by Applicable Law or as requested by a Governmental Entity; provided that in the event that the disclosure of such information is so required or requested by any Applicable Law or Governmental Entity, the Party requesting to provide such Confidential Information will provide the other Party with prompt notice if permitted to do so by Applicable Law or Governmental Entity so that such other Party may seek an appropriate protective order or similar relief or, if appropriate, waive compliance with the provisions of this Section 6.03. The Purchaser or the Seller will, upon request, and if permitted to do so by Applicable Law or by such applicable Governmental Entity, use reasonable best efforts to assist the other Party in obtaining such a protective order or relief. Disclosure of any Confidential Information pursuant to any such order or requirement of Applicable Law or Governmental Entity shall not be deemed to render such Confidential Information non-confidential.

(j)	The Parties shall be responsible for any breach of the terms of this Section 6.03 by the respective Party’s Representatives.

6.04	Director Resignations
At the Closing, the Seller shall cause to be delivered to the Purchaser duly signed resignations (or evidence that such directors have been removed from office) of those directors of the Transferred Subsidiaries who are designated by the Purchaser to the Seller in writing at least ten (10) Business Days prior to the Closing.

6.05	Transfer of Product Approvals and Product Applications
The Parties acknowledge that the Transfer of Product Approvals and Product Applications to the Purchaser may be subject to the approval of applicable Governmental Entities, and that, notwithstanding anything in this Agreement to the contrary, each Product Approval and Product Application shall continue to be held by the relevant member of the Seller’s Group from the Closing Date until the relevant PA Transfer Date. Without prejudice to the foregoing, the Parties acknowledge that Annex 6.05 sets forth their respective obligations with respect to the Transfer of Product Approvals and Product Applications to the Purchaser.

6.06	Transfer of Asset Transferred Real Property
The Parties acknowledge and agree that Annex 6.06 sets forth their respective obligations with respect to the Transfer of Asset Transferred Real Properties to the Purchaser.

6.07	Efforts; Certain Regulatory Authorizations and Consents

(a)
Subject to Section 2.08(a), Section 6.05, Section 6.07(e), and the last sentence of Section 6.14 below, each of the Parties will cooperate and use their respective reasonable best efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to satisfy, or cause to be satisfied, all conditions to the obligations of the Parties under this Agreement over which it has control or influence, and to cause the Acquisition to be consummated as promptly as practicable in accordance with the terms hereof, including but not limited to, using reasonable best efforts to secure as promptly as practicable all consents, approvals, waivers, authorizations and Permit transfers required prior to Closing.

(b)
Notwithstanding anything herein to the contrary, each of the Seller and the Purchaser agree that the only notifications and approvals required or advisable to be filed and obtained under any applicable antitrust or competition laws or regulations in any jurisdiction (collectively, the Antitrust Laws) in connection with the Proposed Transactions are the filings and corresponding approvals in the following jurisdictions: the United States, the European Union, Japan, Brazil, Colombia, South Africa, Ukraine and, if the Parties agree, Vietnam (the Required Notifications). The Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in connection with the Required Notifications.

(c)
The Purchaser and, where applicable, the Seller shall prepare and file the Required Notification in respect of the HSR Act within fifteen (15) Business Days of the date hereof and, in respect of the other Required Notifications, as soon as practicable after the date hereof.

(d)	The Purchaser, on the one hand, and the Seller, on the other hand, shall each be responsible for paying its own filing fees in connection with filing the Required Notifications.

(e)
Without limiting the generality of the Purchaser’s covenants otherwise set out in this Section 6.07, the Purchaser agrees: (i) to use its reasonable best efforts and to take any and all steps necessary to avoid and eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Proposed Transactions as promptly as practicable, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of: (x) such of its assets, properties or businesses; or (y) the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as may be necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding (including before any Governmental Entity), that would have the effect of delaying or preventing the consummation of the Proposed Transactions; and (ii) that it shall (at its sole cost and expense, but subject to Sections 6.07(f) and (h) below defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would have the effect of delaying or preventing the consummation of the Proposed Transactions; provided that such litigation shall in no way limit the obligation of the Purchaser to use its reasonable best efforts, and to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Proposed Transactions as promptly as practicable and in any event prior to the Drop-Dead Date. Notwithstanding the foregoing, nothing contained in this Agreement shall require the Purchaser, the Seller or their respective Affiliates to take, or cause to be taken, any action with respect to the divestiture of any assets, properties or businesses of the Seller or any of its Affiliates, or the Purchaser or any of its Affiliates (including the Transferred Subsidiaries), or any combination thereof, that is not conditioned on the consummation of the Acquisition.

(f)
To the extent permitted by Applicable Law, each Party shall promptly notify the other of any communication (including oral communications) it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other to review in advance any proposed communication by such Party to any Governmental Entity. To the extent permitted by Applicable Law, neither of the Parties shall participate in or agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry related to the Required Notifications unless it consults with the other in advance. Each Party will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Antitrust Law (including under the HSR Act). Subject to the confidentiality provisions of the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided that materials may be redacted by the Seller: (i) to remove references concerning valuation of the Transferred Subsidiaries, Transferred Assets, Excluded Assets or Assumed Liabilities; (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(g)
Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 6.07, it is agreed that the Purchaser, after consulting with the Seller and considering the Seller’s views in good faith, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities and any requests that may be made by, or any actions, consents, undertakings, approvals, waivers or authorizations that may be sought by or from, any Governmental Entity, including determining the strategy and manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Proposed Transactions. At the Purchaser’s request and at the Purchaser’s sole cost and expense, the Seller agrees to take all reasonable actions the Purchaser reasonably deems prudent in order to reasonably assist the Purchaser in obtaining any actions, consents, undertakings, approvals, waivers or authorizations by or from any Governmental Entity for or in connection with, and to reasonably assist the Purchaser in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Proposed Transactions. The Seller shall not permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other matters relating to this Agreement or the Proposed Transactions unless the Seller consults with the Purchaser in advance and, to the extent permitted by such Governmental Entity, gives the Purchaser the opportunity to attend and lead the discussions at such meeting.

(h)
The Purchaser shall not enter into any transaction, or any Contract to effect any transaction that would reasonably be expected to increase the time required or reduce the Parties’ respective abilities, to: (i) obtain any approval under the Antitrust Laws, including the approvals required to be obtained pursuant to Sections  8.01(b) and 8.02(b); (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would have the effect of delaying in any material respect or preventing the consummation of the Proposed Transactions; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the Proposed Transactions.

6.08	Employee Matters

(a)
Employment of Business Employees. The Parties intend that the Business Employees will become employees of the Purchaser or its Affiliates as part of the transactions contemplated by this Agreement. Accordingly, if the employment of any Business Employee does not automatically transfer to the Purchaser or one of its Affiliates in accordance with Applicable Law, the Purchaser shall offer, or cause one of its Affiliates to offer, employment to each such Business Employee in a substantially comparable position with the Purchaser’s Group on terms and conditions that comply with this Section 6.08. Such offer of employment shall be made no later than thirty (30) days before the Closing Date (or such longer period of time before the Closing Date as shall be required in order to comply with any applicable Contract or Applicable Law) and shall be stated to be conditional on Closing and to take effect on the Closing Date immediately following the Closing. The Parties acknowledge and agree that (i) any Deferred Employee shall be treated for all purposes under this Agreement as if such Deferred Employee were a Business Employee, to the extent applicable; (ii) the Purchaser’s obligations under this Section 6.08 shall apply in respect of each Deferred Employee in the same way as they do to each Business Employee; and (iii) if any Deferred Employee accepts an offer of employment made by the Purchaser under this Section 6.08(a) and reports to work with Purchaser or any of its Affiliates on the start date set forth in such Deferred Employee’s offer letter, such Deferred Employee shall be treated for all purposes under this Agreement as a Transferred Employee commencing on the day such Deferred Employee reports to work with Purchaser.

(b)	Notification and Release. Where any Business Employee accepts an offer of employment made pursuant to Section 6.08(a):

(i)
the Purchaser shall, as soon as reasonably practicable after the date on which such Business Employee notifies the relevant member of the Purchaser’s Group that he or she accepts or rejects such offer of employment, notify the Seller of such acceptance or rejection; and

(ii)
the Seller shall ensure that such Business Employee is released from employment with the relevant member of the Seller’s Group with effect from the Closing Date or on the date of acceptance of employment with the Purchaser or the relevant Affiliate (or as otherwise provided under Section 6.08(a)), if later.

(c)
Indemnity for termination costs. The Purchaser shall indemnify the Seller (for itself and on behalf of any relevant member of the Seller’s Group) against any claims and Losses for payments in lieu of notice or severance payments, penalties, compensation awards or expenses which arise (whether pursuant to a Contract, customary practice (consistent with the ordinary course past practice of the Seller and its Affiliates) and/or Applicable Law) as a result of any Business Employee refusing or not accepting an offer of employment made pursuant to Section 6.08(a) or such person accepting such offer and ceasing to be employed by the Seller or the relevant member of the Seller’s Group. The Seller shall, so far as reasonably practicable, seek to minimize any such payments.

(d)	Shared employees. After the date of this Agreement, the Seller shall identify, in consultation with the Purchaser, any employees who are engaged wholly or substantially in the Business but who are not Transferred Subsidiary Employees or Selling Affiliate Employees; provided, however, that no more than fifteen (15) of such employees shall be identified. In consultation with the Purchaser, the Seller shall cause a Transferred Subsidiary to offer employment to any such employee before the Closing Date, such employment to take effect from immediately before the Closing Date or, where that is not reasonably practicable or there is no Transferred Subsidiary in the country in which the employee works, the Purchaser shall treat such employee as if that person were a Business Employee and the provisions of this Section 6.08 shall apply to such person.

(e)
International Assignees. Where Applicable Law does not provide for the automatic transfer of employment of any International Assignee and/or the other terms governing their international assignment, the Purchaser shall assume and agree to be bound by the individual Contract of employment and such other terms governing such international assignment, including any Tax equalization agreement entered into between such International Assignee and a member of the Seller’s Group, provided that such employee becomes a Transferred Employee.

(f)
Long term disability. It is the intention of the parties that any Business Employees or Transferred Subsidiary Employees who are absent from the Business immediately prior to the Closing due to long term disability will become employees of the Purchaser’s Group on and following Closing in accordance with this Section 6.08; provided that prior to the Closing, the Seller and the Purchaser shall reasonably cooperate so that any such employees shall not have any disruption in their benefits solely as a result of the occurrence of the Closing.

(g)	Consultation. The Purchaser shall, and shall cause its Affiliates to, and the Seller shall, and shall cause its Affiliates to:

(i)
provide the other party with such information and assistance at such times as that party may reasonably request or as may be reasonably necessary for it or any of its Affiliates to comply with any requirement to consult with employees, the Novartis Euroforum, a relevant trade union or any other employee representatives, in connection with the transactions contemplated by this Agreement; and

(ii)
at the reasonable request of the other party, cooperate in preparation for any information, negotiation and/or consultation process which that party undertakes with employees or their representatives in connection with the transactions contemplated by this Agreement.

(h)	Responsibility for Losses.

(i)	The Seller and its Affiliates shall have no responsibility for, and the Purchaser shall be responsible for and shall indemnify the Seller (for itself and on behalf of any relevant member of the Seller’s Group) against, any and all Losses and claims of any kind (i) arising out of the employment, or termination of employment, whether actual or constructive, of any Transferred Employee following the Closing Date, including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations, (ii) arising out of or relating to any failure by the Purchaser or any of its Affiliates to comply with its or their obligations under any regulations implementing the Acquired Rights Directive 2001/23/EC to provide information to the Seller and its Affiliates in order to allow the Seller and its Affiliates to comply with their information and consultation obligations in respect of any Business Employees or (iii) arising out of or relating to any act or omission (or alleged act of omission) by the Purchaser or any of its Affiliates in relation to any Business Employee before Closing as a result of which such Business Employee treats his employment as having been terminated on grounds of anticipatory repudiatory breach of contract by such Business Employee’s employer following Closing or on grounds that the Proposed Transactions involve a substantial change in working conditions to the detriment of such Business Employee (as that term is referred to in Article 4(2) of the Acquired Rights Directive 2001/23/EC or any implementing regulation. The Purchaser shall, or shall cause its Affiliates to, be solely responsible for, and shall provide, any plant closing or similar notices as required under Applicable Law in connection with any termination of any Transferred Employees after the Closing Date in connection with the transactions contemplated hereby: provided that, on or prior to the Closing Date, the Seller shall provide the Purchaser with relevant information regarding any layoffs and employment terminations that occur on or within the one hundred and eighty (180) day period immediately prior to the Closing Date.

(ii)
Unless attributable to any act or omission of the Purchaser and/or its Affiliates, the Seller shall be responsible for and shall indemnify the Purchaser and/or its Affiliates against any and all Losses and claims relating to any failure by any member of the Seller’s Group to comply with their information and/or consultation obligations under any regulations implementing the Acquired Rights Directive 2001/23/EC in respect of any Business Employee.

(i)	Employee Compensation and Benefit Plans.
All Transferred Employees

(i)	Terms of Employment. Subject to Applicable Law where Applicable Law is more favorable for the relevant Transferred Employee, for the period beginning on the Closing Date and ending no earlier than the earlier of: (A) the relevant Transferred Employee’s termination date; or (B) the second (2nd) anniversary of the Closing Date, the Purchaser shall, or shall cause its Affiliates to, provide each Transferred Employee with base compensation and an annual cash bonus opportunity at target that is no less favorable than that provided to such Transferred Employee immediately prior to the Closing Date (Core Compensation), and benefits (including any long-term incentive compensation other than any annual cash bonus opportunity taken into account in the Core Compensation of such Transferred Employee but excluding severance) that are substantially comparable in the aggregate to the benefits that were provided to the Transferred Employee immediately prior to the Closing Date, provided that, for the purpose of this Section 6.08(i)(i), post-retirement medical benefits shall be disregarded (it being understood that such benefits shall be replaced by the Purchaser with substantially comparable compensation or benefits opportunities in the aggregate). The Seller will reasonably co-operate with the Purchaser to provide information about the Benefit Plans reasonably necessary to assist the Purchaser in complying with this Section 6.08(i)(i).

(ii)
Severance Benefits. Subject to Applicable Law where Applicable Law is more favorable for the relevant Transferred Employee, the Purchaser shall, or shall cause its Affiliates, to provide severance benefits to any Transferred Employee who is laid-off or terminated during the two (2) year period immediately following the Closing Date in an amount that is equal to the greater of (A) severance benefits that the employee would have been entitled to pursuant to the terms of the applicable employee benefit plan or policy in place as of the Closing Date but based on employment to the actual termination date and (B) the severance benefits provided under the severance arrangements of the Purchaser or its Affiliates for similarly situated employees; provided that, in each case such Transferred Employee otherwise satisfies the terms and conditions for such severance benefits under the applicable severance plan, policy or arrangement or would have done so if such plan or policy was in place as at the actual termination date.

(iii)
Benefits Arrangement/Service Continuity. Following the Closing Date, the Purchaser shall, or shall cause its Affiliates to, credit each Transferred Employee with service credit for purposes of eligibility to participate and vesting, in the case of (x) the tax-qualified defined contribution plans, (y) the tax-qualified defined benefit plans solely for Transferred Employees who participated immediately prior to the Closing in such a plan that was open and actively accruing benefits and (z) severance and vacation plans, programs and policies of the Purchaser and its Affiliates and for purposes of benefit accruals, in the case of the severance and vacation plans, programs and policies of the Purchaser and its Affiliates, to the extent such service was recognized for such Transferred Employee under the comparable Benefit Plans immediately prior to the Closing Date; provided that, subject to Applicable Law, nothing in this Section 6.08(i)(iii) shall require the crediting of service for the purposes of calculation of benefits or that would result in:

(A)	duplication of benefits;

(B)	recognition of service for any purposes under any plans for which participation, service and/or benefits accrual is frozen or any post-retirement medical plan; or

(C)	recognition of service under a newly established plan for which prior service is not taken into account for employees of the Purchaser’s Group generally.
Without limiting the foregoing, with respect to the Transferred Employees, the Purchaser shall, or shall cause its Affiliates to, be responsible for all paid time-off benefits, including accrued but untaken vacation pay, sick pay, flexi-time and other payments for time off or normal work hours accrued by Transferred Employees up to the Closing Date. For the calendar year in which the Closing Date occurs, the Purchaser shall, or shall cause its Affiliates to, waive any pre-existing condition exclusions, evidence of insurability provisions, waiting periods with respect to participation and coverage requirements or any similar provisions under any of the Purchaser’s benefit plans that are welfare plans (as defined in section 3(1) of ERISA or any equivalent Applicable Law) for the Transferred Employees to the extent that such conditions, exclusions, and waiting periods or other provisions were satisfied or did not apply to such employees under Benefit Plans that are welfare plans immediately prior to the Closing Date. Further, each Transferred Employee shall be eligible to receive credit under the Purchaser’s medical plans for the calendar year in which the Closing Date occurs towards annual out-of-pocket limits for expenses incurred under any Benefit Plan that is a medical plan during the calendar year in which the Closing Date occurs but prior to the Closing Date and, to the extent applicable and determined by the Purchaser to be reasonably practicable under the terms of the Purchaser’s benefit plans, Transferred Employees shall be eligible to receive credit for co-payments and deductibles during the calendar year in which the Closing Date occurs by prior to the Closing Date.

(iv)	Cash bonus arrangements. As soon as reasonably practicable following the Closing Date and in any event within ninety (90) days of the Closing Date:

(A)
the Seller or its Affiliates shall pay to each Transferred Employee who participated in an annual bonus and/or sales incentive plan immediately prior to the Closing Date, a pro-rated cash bonus for the performance period in which the Closing Date occurs;

(B)
where the Seller is able to determine performance, any bonus payment made to such eligible employees by the Purchaser will be based on the Seller’s determination of performance to the Closing Date and pro-rated to the Closing Date; or

(C)
where the Seller is unable to determine performance (either business or individual), for example, because the Closing Date occurs near the start of the bonus year, the Seller shall calculate bonus based on a deemed achievement of performance conditions at target level pro-rated to the Closing Date; and

(D)	the Seller shall deduct and account for any Tax due of such payments (including, for the avoidance of doubt, paying any employer’s social security contributions in respect thereof).
To the extent that any of the Transferred Subsidiaries have accrued for 2014 bonus payments in respect of the period prior to Closing in respect of Transferred Subsidiary Employees (2014 Bonus Accruals) and such accrued amounts have therefore been transferred to the Purchaser on Closing, the Purchaser shall, within 30 days following written notification from the Seller of (i) the fact that the cash bonus payments referred to in this Section 6.08(i)(iv) have been paid; (ii) the aggregate gross amount of such paid cash bonus payments and (iii) the aggregate gross amount of employer’s social security contributions paid in respect of such cash bonus payments (to the extent included in the 2014 Bonus Accruals), pay to Seller a sum equal to the aggregate of the amounts referred to in (ii) and (iii) above, which payment shall not exceed the 2014 Bonus Accruals. For the avoidance of doubt, once the Seller has complied with the terms of this Section 6.08(i)(iv), the Seller shall have no further obligation under any of its annual bonus and sales incentive bonus plans for any Transferred Employee for performance periods ending after the Closing Date.

(v)
Liability for retention arrangements. Subject to the prior approval of the Purchaser, the Seller will put in place retention arrangements to retain key employees in connection with the transactions contemplated by this Agreement (collectively the Retention Arrangements). With respect to any such retention arrangement approved by the Purchaser, the Purchaser shall, or shall cause such other member of the Purchaser’s Group to, make such cash retention payments when due to the relevant Transferred Employees on or after Closing and shall deduct and/or pay and account for any Tax and social security contributions due on such cash payments. The Seller and the Purchaser shall each bear fifty percent (50%) of the costs of the cash and share award retention arrangements (including any Tax or social security contributions due on them) and appropriate apportionments and/or payments shall be made to achieve this (to the extent such amounts are not reflected in the Closing Statement). The Parties will provide each other with all information and documentation reasonably necessary to allow such apportionment and payments to be made.

(vi)
Share incentive plans. To the extent that a Transferred Employee holds any unvested stock options or other equity-based awards in Seller common stock (Seller Equity Awards) as of the Closing, the Seller shall take all actions to cause such Seller Equity Awards to become vested as follows: (A) with respect to any Seller Equity Award that is subject to time or service-based vesting conditions, the Seller Equity Award shall vest early as a result of Closing and be time pro-rated to take account of the reduced period of time, as a proportion of the original vesting period, that the relevant Transferred Employee worked within the Seller’s Group (calculated on the basis of the number of years of service as at the Closing Date, where part years of service are rounded up); (B) with respect to any Seller Equity Award that is subject to performance-based vesting conditions where the Seller is able to reasonably determine performance, the Seller Equity Award shall vest early as a result of Closing based on the Seller’s determination of performance to the Closing Date and be time pro-rated to take account of the reduced period of time, as a proportion of the original vesting period, that the relevant Transferred Employee worked within the Seller’s Group (calculated on the basis of the number of years of service as at the Closing Date, where part years of service are rounded up); and (C) with respect to any Seller Equity Award that is subject to performance-based vesting conditions for which the Seller is unable to determine performance, the Seller Equity Award shall vest early as a result of Closing based on the Seller’s reasonable determination of performance conditions at target level and be time pro-rated to take account of the reduced period of time, as a proportion of the original vesting period, that the relevant Transferred Employee worked within the Seller’s Group (calculated on the basis of the number of years of service as at the Closing Date, where part years of service are rounded up). To the extent that a Transferred Employee forfeits any stock options or other equity-based awards granted (or to which such Transferred Employee would otherwise have been entitled under the Seller’s Leveraged Share Savings Plan in Switzerland or the Seller’s Employee Share Ownership Plans in Switzerland and the United Kingdom) under any Benefit Plan as a consequence of becoming a Transferred Employee, the Purchaser shall, or shall cause its Affiliates to, grant such Transferred Employee cash or equity-based awards with respect to the Purchaser as determined by the Purchaser to replace the forfeited value.

(vii)
The U.S. Transferred Employees shall, as of the date such employees become U.S. Transferred Employees, become eligible to participate in a U.S. tax-qualified defined contribution plan sponsored by the Purchaser or one of its Affiliates; provided that such U.S. Transferred Employees meet the eligibility requirements applicable to similarly situated employees of the Purchaser. The Purchaser agrees that such plan will accept rollovers of the account balances of U.S. Transferred Employees (including participant loan promissory notes) from the Seller’s tax-qualified retirement plans.

(viii)
Liabilities and obligations post-Closing. Liabilities and obligations incurred by or with respect to Transferred Employees (including any beneficiary or dependent) on or after the Closing Date (or such later date on which an individual becomes a Transferred Employee) shall be the sole responsibility of the Purchaser or its Affiliates.

(j)
Information necessary to comply with this Section 6.08. The Seller shall provide to the Purchaser, within two (2) months after the date of this Agreement, information about the base compensation, annual cash bonus opportunity at target and any other information necessary to comply with the covenants in this Section 6.08. The Purchaser will not be in breach of a covenant under this Section 6.08 if the alleged breach arises solely as a direct result of a failure by the Seller to provide the Purchaser with accurate and complete information under this Section 6.08(j).

(k)	Group Retirement Benefit Arrangements. The provisions of Annex 6.08(k) and Annex 6.08(l) shall apply in respect of retirement benefit arrangements.

(l)
Nonqualified Deferred Compensation Plans. At and following the Closing, the Seller and its Affiliates shall retain any Benefit Plan that is, or constitutes, a non-qualified deferred compensation plan; provided that the Purchaser shall, or shall cause its Affiliates to, assume any such Benefit Plan at the Closing to the extent that the Seller and the Purchaser reasonably determine in good faith prior to the Closing that the Liabilities with respect to such Benefit Plan may be transferred to the Purchaser without causing any adverse Tax consequences for any participant in such Benefit Plan; provided further that it would be reasonably practicable for the Seller and its Affiliates to transfer any trust assets supporting any such Benefit Plan to the Purchaser and its Affiliates.

(m)
Effect of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, each of the Seller and the Purchaser hereby acknowledges and agrees that all provisions contained in this Section 6.08 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit

Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of the Purchaser, the Seller or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the Seller or its Affiliates or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with the Purchaser or the Seller or any of their respective Affiliates.

6.09	Publicity

(e)
The Purchaser and the Seller shall agree on the initial press release with respect to the execution of this Agreement and the Proposed Transactions contemplated hereby. Thereafter, prior to the Closing, no Party or any of their respective Affiliates and Representatives shall issue any press release or other public announcement with respect to this Agreement and the Proposed Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except (a) as such release or announcement may be required by Applicable Law (including stock exchange requirements) or legal process, in which case the Party required to make the release or announcement shall, to the extent practicable and permitted by Applicable Law, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance or (b) to the extent reasonably necessary for either Party to enforce its rights under this Agreement or any Ancillary Agreement.

(f)
Each of the Purchaser and the Seller agrees that the existence or terms of this Agreement or any Ancillary Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement or any Ancillary Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by Applicable Law (including stock exchange requirements) and only to the extent required by such Applicable Law. In addition, nothing herein shall be deemed to prohibit either Party from making disclosures concerning this Agreement or the Proposed Transactions deemed necessary or, upon the advice of external counsel, advisable by the Party making such disclosure in any publication or other report required to be filed pursuant to Applicable Law, including federal securities laws.

6.10	Termination of Affiliate Contracts
In each case to the extent permitted by Applicable Law and except as contemplated by Annex 6.10 or as provided in or contemplated by the Ancillary Agreements, the Seller and the Purchaser shall cause:

(v)	the Cash Pooling Arrangements; and

(w)	each Affiliate Contract,
to be terminated, effective immediately prior to Closing, and to cause each counterparty to an Affiliate Contract to, effective as of Closing, unconditionally release and irrevocably discharge each other party thereto from (i) any and all obligations to perform or any further performance of the covenants, undertakings, warranties and other obligations contained in such Affiliate Contract and (ii) any and all claims and Liabilities whatsoever arising out of, in any way connected with, as a result of or in respect of such Affiliate Contract.

6.11	Guarantees

(j)
The Purchaser shall use its reasonable best efforts to ensure that, as of Closing, each member of the Seller’s Group is released from all Third Party Assurances (including those listed in Annex 6.11) given by such member of the Seller’s Group in respect of (i) obligations of any Transferred Subsidiary that will exist after Closing, (ii) obligations relating to or under any Transferred Asset or the Business that will exist after Closing or (iii) any Assumed Liability, including effecting such release by issuing Purchaser guarantees or other credit support (including providing a letter of credit from a bank in the full amount thereof in favor of the beneficiary), and substituting the Purchaser, its Affiliates, the Transferred Subsidiaries or one or more banks or other financial institutions of international standing for the applicable member of the Seller’s Group that is a party to such Third Party Assurance.

(k)
To the extent that satisfactory releases are not obtained with respect to Third Party Assurances in accordance with Section 6.11(a), the Purchaser shall defend (with counsel acceptable to the Seller in its reasonable discretion), indemnify and hold harmless the Seller and the applicable Seller Indemnitees for all Losses suffered by them arising from, under or in respect of the relevant Third Party Assurance, as applicable, or any counter-indemnity provided by or on behalf of the Seller or the applicable Seller Indemnitee in respect thereof (including any fees, costs, interest payments and other payments made thereunder or with respect thereto).

6.12	Ancillary Arrangements
As of Closing, the Seller or such relevant members of the Seller’s Group and the Purchaser or its relevant Affiliates shall enter into arrangements pursuant to which:

(m)
the Seller or other relevant members of the Seller’s Group will provide or cause to be provided to the Purchaser or its Affiliates (and vice versa) as provided therein, as the case may be, certain agreed upon services pursuant to a transition services agreement substantially on the terms set forth in Exhibit 6.12(a) (the Transition Services Agreement);

(n)
the Purchaser or its Affiliates will manufacture and supply on behalf of the Seller or such members of the Seller’s Group, and the Seller or its Affiliates will manufacture and supply on behalf the Purchaser or such member of the Purchaser’s Group, in each case as provided therein, certain products pursuant to a manufacturing and supply agreement substantially on the terms set forth in Exhibit 6.12(b) (the Manufacturing and Supply Agreement);

(o)
the Seller or other relevant members of the Seller’s Group will provide, or cause to be provided, to the Purchaser and such of its Affiliates (and vice versa) as provided therein certain licenses to Patents and Know-How pursuant to a Technology License Agreement substantially in the form attached as Exhibit 6.12(c) (the Technology License Agreement);

(p)
the Seller or other relevant members of the Seller’s Group will provide, or cause to be provided, to the Purchaser or its Affiliates a license to use the Seller Licensed Marks on terms to be negotiated by the Parties in good faith prior to Closing (the Trademark License Agreement);

(q)
the Seller or other relevant members of the Seller’s Group will provide, or cause to be provided, to Purchaser or its Affiliates a license to use for a limited duration (not exceeding a reasonable period of time to transition the Business to the Purchaser’s marks) certain Trademarks that contain or incorporate the term “Novartis”, on terms to be negotiated by the Parties in good faith prior to Closing (the Transitional Trademark License Agreement), which will include an obligation on the Purchaser to change the corporate name of each of the Transferred Subsidiaries to a name that does not include the term “Novartis” or any other marks or names that, in the reasonable opinion of the Seller, are confusingly similar thereto and make any necessary legal filings with the appropriate Governmental Entity to effect such change within a reasonable period of time following the Closing; and

(r)
the Seller or other relevant members of the Seller’s Group will assign, convey and deliver, or cause to be assigned, conveyed and delivered, the Transferred Intellectual Property Rights to the Purchaser and such of its Affiliates as provided therein pursuant to an Intellectual Property Assignment Agreement substantially in the form attached as Exhibit 6.12(f) (the IP Assignment Agreement).

For the purposes of compliance with this Section 6.12, the Seller and the Purchaser shall, between the date of this Agreement and Closing, negotiate in good faith any and all Ancillary Agreements.

6.13	Use of Name
The Purchaser agrees that it shall cause each of its Affiliates, from and after the Closing, to (i) not hold themselves out as having any affiliation with the Seller or any of its Affiliates, and (ii) except as permitted under any Ancillary Agreement, and subject to the terms of the

Transitional Trademark License Agreement, not use or display in any way whatsoever the term “Novartis”, the Seller Retained Marks or any of the “Novartis” Trademarks used or held by any member of the Seller’s Group or any trademark, service mark, domain name, trade name, identifying symbol, logo, emblem, sign or insignia related to any of the foregoing or which, in the reasonable opinion of the Seller, is confusingly similar to any of the foregoing.

6.14	Counterparty Consents
With respect to each of the Material Contracts that is intended to be a Transferred Asset, and in respect of which a third-party authorization, approval, consent or waiver is required in order for such Contract to be assigned or otherwise transferred to the Purchaser or any of its Affiliates, the Seller shall or shall cause a member of the Seller’s Group to, prior to Closing, use (i) reasonable best efforts to cooperate with the Purchaser in order to obtain such third party authorization, approval, consent or waiver, including the Transferred Intellectual Property Contracts set forth on Annex 6.14 and (ii) use reasonable best efforts to obtain such third party authorizations, approvals, consents or waivers in respect of material Transferred Intellectual Property Contracts, including as set forth on Annex 6.14. The Purchaser hereby acknowledges that, notwithstanding any other provision of this Agreement, neither the Seller nor any member of the Seller’s Group shall be required to pay any consideration in relation to obtaining the third-party authorizations, approvals, consents or waivers pursuant to this Section 6.14 and/or be obligated to make any commitment or incur any Liability in connection therewith.

6.15	Insurance
The Purchaser acknowledges and agrees that, upon Closing, all insurance coverage provided under the Seller’s Group Insurance Policies or otherwise in relation to the Business pursuant to policies, risk funding programs or arrangements maintained by the Seller or by any Affiliate of the Seller (whether such policies are maintained in whole or in part with third party insurers or with the Seller or its Affiliates and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to the Seller and its Affiliates with respect to any occurrences prior to Closing), in each case other than the Transferred Subsidiary Insurance Policies, shall cease, and no further coverage shall be available to the Business, any Transferred Subsidiary as an Affiliate of the Seller or in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements; provided that, if a material Transferred Asset or a material asset of a Transferred Subsidiary suffers a casualty loss prior to the Closing Date that is covered by insurance maintained by the Seller or its Affiliates, the Seller shall cause any insurance proceeds received in respect of such casualty loss to be applied to restore or replace such Transferred Asset or asset of a Transferred Subsidiary.

6.16	Wrong-Pockets

(g)
Except as otherwise provided in Annex 6.05 (which shall apply in relation to Product Approvals and Product Applications), if, after Closing, (i) any Transferred Asset has not been transferred to the Purchaser in circumstances other than as contemplated by Section 2.08, the Seller shall cause such Transferred Asset (and any related Liability which is an Assumed Liability) to be transferred to the Purchaser as soon as practicable or (ii) any Assumed Liability has not been transferred to and/or assumed by the Purchaser, the Seller shall cause such Assumed Liability (and any related property, right or asset that is a Transferred Asset) to be transferred to and assumed by the Purchaser as soon as practicable.

(h)
If, after Closing, (i) any Excluded Asset is found to have been transferred to the Purchaser pursuant to this Agreement or any Local Agreement or to be held by a Transferred Subsidiary despite the Seller exercising its rights under Section 2.01(d), the Purchaser shall transfer such Excluded Asset as soon as practicable to the Seller or another member of the Seller’s Group nominated by the Seller or (ii) any Excluded Liability is found to have been transferred to and/or assigned by the Purchaser pursuant to this Agreement or any Local Agreement, the Purchaser shall transfer, and the Seller or another member of the Seller’s Group nominated by the Seller, shall assume such Excluded Liability as soon as practicable.

6.17	Non-Competition; Non-Solicitation; No Challenge

(e)
For a period of four (4) years from the Closing, without the express, prior written consent of the Purchaser, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person (including as agent, consultant, stockholder, member, manager, director, co-partner or in any other representative capacity), own, operate, manage, control, engage in, invest in or participate in a business that competes with the Business as it is carried out on the Closing Date (a Restricted Business) (it being understood that commercial transactions consistent with those in effect on the date hereof by the Seller’s Group (other than the Business) with a client, customer (including distributor), supplier or licensor shall not be deemed to be indirectly violating the provisions of this Section 6.17); provided, however, that the restrictions contained in this Section 6.17(a) shall not restrict (i) the acquisition by the Seller or its Affiliates, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business, (ii) Novartis Venture Funds or any other venture capital business of Seller or its Affiliates from making financial investments in any third Person which engages in, invests in, manages or operates a Restricted Business in connection with its customary venture capital activities, (iii) the ownership of any equity interests through any employee benefit plan or pension plan or trust for present or former employees, (iv) the acquisition of a Person that is engaged in a Restricted Business; provided that, the annual net sales of the Restricted Business do not exceed twenty percent (20%) of the annual net sales of the acquired Person, in each case as reported in the most recent full year financial statements of the acquired Person prior to the date of the signing of the definitive agreement providing for such acquisition, (v) any business activity that would otherwise violate this Section 6.17(a) that is acquired in connection with an acquisition so long as the relevant member of the Seller’s Group divests all or substantially all of the business activity that would otherwise violate the non-compete restriction or otherwise terminates or disposes of such business activity, product line or assets of such acquired business that would otherwise violate this Section 6.17(a), within nine (9) months after the consummation of the relevant acquisition (it being understood that any such acquisition within forty-eight (48) months of the Closing shall require such divestiture notwithstanding the expiration of the obligations under this Section 6.17(a), (vi) investments by Novartis Foundation for Sustainable Development or a similar Novartis non-profit-based organization, (vii) the provision of data or other content to or in connection with business conducted by any Person as may be required by Applicable Law, (viii) any activities by an Affiliate of Seller in which a Person who is not a member of the Seller’s Group holds equity interests and with respect to whom a member of the Seller’s Group has at the date of this Agreement contractual or legal obligations limiting its discretion to impose non-competition obligations, (ix) the performance by the Seller and its Affiliates of their respective obligations under this Agreement and the Ancillary Agreements (each as amended from time to time), (x) the business of selling active pharmaceutical ingredients by the generics division of the Seller’s Group, (xi) the research and development of compounds that could have both human and animal application, (xii) any business conducted or investment held by any member of the Seller’s Group (other than the Business), or contemplated by an existing contractual arrangement (including licensing arrangements) applicable to any member of the Seller’s Group (other than the Business) as of the date hereof which is not significant in the context of the size of the Business, (xiii) the business under current contractual arrangements with the company set forth on Section 6.17(a) of the Disclosure Schedule.

(f)
For a period of twenty-four (24) months from the Closing, the Seller’s Group shall not, directly or indirectly: (i) solicit or induce any employees of the Purchaser’s animal health business with an annual base salary of $200,000 or more to leave such employment or hire, employ or otherwise engage any such individual; provided, however, that the restrictions contained in this Section 6.17(b)(i) shall not prohibit any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at any such individual nor shall it prohibit the solicitation or hiring of any such individual who, prior to the initiation of any employment discussions with a member of the Seller’s Group, either terminates his or her employment with the Purchaser’s animal health business or has his or her employment with such business terminated by the Purchaser or one of its Affiliates; or (ii) knowingly induce or encourage any actual client, customer or supplier of the Purchaser’s animal health business or any other Person who has a material business relationship with the Purchaser’s animal health business, to terminate or modify any such actual or prospective relationship in a manner intended to compete with the Business as conducted on the Closing Date.

(g)
Until the expiration and termination of all Owned Intellectual Property Rights and Transferred Intellectual Property Contracts, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, challenge, oppose or otherwise contest the Owned Intellectual Property Rights or validity of enforceability thereof.

(h)
The Seller and the Purchaser acknowledge that this Section 6.17 constitutes an independent covenant and shall not be affected by the performance or nonperformance of any other provision of this Agreement. Each of the Seller and the Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.17 shall be enforced to the fullest extent permissible under Applicable Law. If all or part of this Section 6.17 is held invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 6.17 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with Applicable Law.

6.18	Financial Information

(e)
Following the next full month following the date of this Agreement and until the Closing, the Seller shall prepare in respect of the Animal Health Group on a monthly basis an unaudited statement of net assets and the related unaudited statement of profits and losses. The Seller shall deliver such financial statements to the Purchaser as soon as practicable, but in any event no later than twelve (12) Business Days following the end of the month in respect of which such financial information was prepared. Notwithstanding anything herein to the contrary, neither the Seller nor any of its Affiliates makes any representation or warranty as to any financial information delivered pursuant to this Section 6.18(a), nor shall any of them have any Liability in connection therewith or the information reflected therein. Such financial information shall be prepared in good faith in accordance with past practice.

(f)
During the ninety (90) days following the Closing Date, the Purchaser shall provide and cause to be provided to the Seller the information reasonably required to enable the Seller to prepare and audit the standard monthly reporting forms of the Seller and its Affiliates, to the extent that such financial reporting relates to the Transferred Assets, Assumed Liabilities, the Transferred Subsidiaries or the Business, in respect of the period prior to the Closing and in respect of the calendar month in which the Closing occurs. The Purchaser shall provide such financial reporting in respect of the calendar month in which Closing occurs to the Seller within six (6) Business Days of the last day of the relevant month. Notwithstanding anything herein to the contrary, neither the Purchaser nor any of its Affiliates makes any representation or warranty as to any financial information delivered pursuant to this Section 6.18(b), nor shall any of them have any Liability in connection therewith or the information reflected therein. Such financial information shall be prepared in good faith in accordance with past practice.

6.19	Documentation Regarding Transferred Intellectual Property Rights

(c)
Upon the Purchaser’s reasonable request, the Seller and its Affiliates shall execute and deliver assignment agreements and other transfer documentation, including duly executed assignments of the Transferred Intellectual Property Rights for recording with the applicable Governmental Entity, and to take such further actions, in each case at the Purchaser’s reasonable cost and expense and as may be required, to give effect to the foregoing assignments. The Purchaser shall proceed with the recording of such duly executed assignment agreements or other transfer documentation, as applicable, at Purchaser’s sole cost and expense.

(d)
Seller and its Affiliates shall use reasonable efforts to cause the record ownership of all Registered Intellectual Property Rights to be consistent with the actual ownership rights of Seller and its Affiliates in such Registered Intellectual Property Rights as of the Closing Date, and shall thereafter use reasonable efforts to provide Purchaser such assistance as it needs in connection with the same.

6.20	Further Assurances
Subject to the express limitations in this Agreement, from time to time, as and when requested by one Party of any other Party, such other Party shall, as promptly as reasonably practicable and at the requesting Party’s expense, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as reasonably practicable.
ARTICLE VII
TAX MATTERS

7.01	Tax Indemnity

(h)
The Seller shall indemnify each Purchaser Indemnitee against and hold it harmless from any Loss with respect to: (i) Taxes imposed on any Transferred Subsidiary or on any Transferred Asset with respect to a taxable period ending on or before the Closing Date, treating transactions that are not in the ordinary course of business and that are properly allocable to the portion of the Closing Date after the Closing as having occurred at the beginning of the day immediately following Closing Date; (ii) Taxes imposed on any Transferred Subsidiary or on any Transferred Asset allocated as provided in Section 7.03 to the portion of a Straddle Period ending on the Closing Date; (iii) Taxes that are Excluded Liabilities; (iv) Taxes attributable to the failure of any of the representations or warranties made by the Seller contained in Section 4.12 (Taxes) to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made on such date (without giving effect to any materiality or Seller’s Knowledge qualification contained or incorporated in any representation or warranty); provided, that with respect to any representations or warranties contained in Section 4.12 (other than Section 4.12(k) and Section 4.12(l)) such Taxes shall be limited to any Taxes with respect to a taxable period ending on or before the Closing Date and that portion of a Straddle Period ending with the Closing Date; (v) Taxes attributable to any breach by the Seller, or any of its Affiliates (including, prior to the Closing, the Transferred Subsidiaries), of its obligations under this Agreement with respect to Taxes; (vi) Taxes imposed on any members of any Tax Group of which a Transferred Subsidiary is or was a member prior to the Closing Date (and, with respect to the Seller’s VAT Group, on or after the Closing Date if a Transferred Subsidiary has not been removed from the Seller’s VAT Group as of the Closing Date) payable by or recoverable from any Transferred Subsidiary or in respect of the Transferred Assets (including under U.S. Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation); (vii) Taxes imposed on another Person for any taxable period (or portion thereof) ending on or before the Closing Date payable by or recoverable from any of the Transferred Subsidiaries or in respect of the Transferred Assets by reason of Contract, assumption, transferee or successor liability, operation of law or otherwise (plus any such Taxes for any taxable period (or portion thereof) ending after the Closing Date pursuant to any Tax indemnification, allocation or sharing agreement, VAT grouping arrangement or group payment arrangement in respect of Tax that was in effect prior to Closing that has not been terminated as of the Closing Date); (viii) Taxes attributable to any election under section 338(h)(10) of the Code with respect to the U.S. Transferred Subsidiary; and (ix) Transfer Taxes allocated to the Seller pursuant Section 7.09.

(i)
The Purchaser shall indemnify each Seller Indemnitee against and hold it harmless from any Loss with respect to (i) Taxes imposed on any Transferred Subsidiary or on or in respect of the Transferred Assets, with respect to a taxable period beginning after the Closing Date, treating transactions that are not in the ordinary course of business and that are properly allocable to the portion of the Closing Date after the Closing, as having occurred at the beginning of the day immediately following the Closing Date; (ii) Taxes imposed on any Transferred Subsidiary or on or in respect of the Transferred Assets allocated as provided in Section 7.03 to the portion of a Straddle Period beginning after the Closing Date; (iii) Taxes attributable to a breach by the Purchaser, or any of its Affiliates (including, following the Closing, the

Transferred Subsidiaries), of its obligations under this Agreement with respect to Taxes; and (iv) Transfer Taxes allocated to the Purchaser pursuant to Section 7.09.

7.02	Tax Returns

(k)
The Seller shall prepare, or cause to be prepared, all Tax Returns with respect to each Transferred Subsidiary or in respect of the Transferred Assets for any taxable period that ends on or before the Closing Date and pay all Taxes shown due on such returns (except, with respect to Taxes payable after the Closing Date, to the extent such Taxes have been taken into account in determining the Finally Determined Purchase Price or do not exceed the remaining Tax Reserve). The Purchaser shall prepare, or cause to be prepared, all Tax Returns with respect to each Transferred Subsidiary or in respect of the Transferred Assets for any Straddle Period (each a Purchaser Prepared Return). The Seller and the Purchaser shall prepare Tax Returns for which they are responsible on a basis consistent with past methods and practices for the completion of such Tax Returns except to the extent Applicable Law specifies otherwise.

(l)
The Purchaser, with respect to each Purchaser Prepared Return, and the Seller, with respect to any Tax Return which the Seller is required to prepare (or cause to be prepared) pursuant to Section 7.02(a) and which is required to be filed after Closing and signed by Purchaser or any of its Affiliates, shall provide the other Party with a complete copy of each such Tax Return for the other Party’s review and written approval (not to be unreasonably withheld, conditioned or delayed) at least thirty (30) days, or in the case of Tax Returns other than income Tax Returns at least five (5) days, before the date when such Tax Return is due; provided that, with respect to any Tax Return for a Tax Group that includes any Transferred Subsidiary, the Seller shall only be required to provide a pro forma Tax Return with respect to such Transferred Subsidiary prepared on a stand-alone basis. The Parties shall attempt in good faith to resolve any disagreements regarding such Tax Return prior to the due date for filing. Once such Tax Return has been approved by the non-preparing Party or any disagreement has been resolved in accordance with this Section 7.02(b), such Tax Return shall be timely filed by the Party responsible for filing such Tax Return. In the event that the Parties are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved by the Accounting Firm, which resolution shall be binding on the Parties. The fees and expenses of the Accounting Firm shall be borne equally by the Seller and the Purchaser. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the Party responsible for filing such Tax Return deems correct without prejudice to the other Party’s rights hereunder.

(m)	Not later than five (5) days prior to the due date for the payment of Taxes in respect of any Purchaser Prepared Return, the Seller shall pay to or as directed by the

Purchaser the amount of Taxes for which the Seller is liable under Section 7.01(a) in respect of such Purchaser Prepared Return as set forth in a statement delivered by the Purchaser to the Seller (for the avoidance of doubt, taking into account any limitations set forth in Section 7.10 and reduced by any amounts, including estimated Tax payments, previously paid by the Seller or its Affiliates (including the Transferred Subsidiaries prior to Closing) with respect to the relevant Taxes for the taxable period, including any Straddle Period). No payment pursuant to this Section 7.02(c) shall excuse the Seller from its indemnification obligations pursuant to Section 7.01(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns that are the responsibility of the Seller exceeds the amount of any payments by the Seller under this Section 7.02(c).

(n)
Unless required by Applicable Law, as determined by a Taxing Authority upon termination or settlement of an audit or examination, the Purchaser shall not and shall cause its Affiliates not to amend, refile or otherwise modify any Tax Return relating in whole or in part to any Transferred Subsidiary or in respect of the Transferred Assets with respect to any period (or portion thereof) ending on or before the Closing Date if such modification would result in an indemnification obligation by Seller under Section 7.01(a) without the Seller’s prior written consent, which consent may be withheld in the Seller’s sole discretion.

7.03	Allocation of Straddle Periods
The Seller shall reimburse the Purchaser for the amount of Tax with respect to any Straddle Period that is allocable to the portion of the period ending on the Closing Date. The amount of real, personal and intangible property Taxes (and any refund of or credit for such Taxes) allocable to the portion of any Straddle Period ending on the Closing Date shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the period that ends on the Closing Date and the denominator of which is the number of days in the entire period. The amount of all other Taxes (and the amount of any refund of or credit for such Taxes and any other Tax items) allocable to the portion of each Straddle Period ending on the Closing Date shall be computed as if that portion were a separate taxable period that ended as of the end of the Closing Date. To the extent permitted or required by Applicable Law, all transactions that are properly allocable to the portion of the Closing Date after the Closing (including transactions occurring on the Closing Date after the Closing that are not in the ordinary course of business), shall be treated as having occurred at the beginning of the day immediately following the Closing Date and shall be reported on income Tax Returns of the Purchaser or its Affiliates rather than income Tax Returns of a Tax Group of which Seller or any of its Affiliates is a member to the extent permitted or required by Section 1.1502-76(b)(1)(ii)(B) of the U.S. Treasury Regulations (or any similar provision of state, local or non-U.S. law).

7.04	Tax Sharing Agreement
To the extent permitted by Applicable Law, the Seller shall terminate any Tax indemnification, allocation or sharing agreement, VAT grouping arrangement or group payment arrangement in respect of Tax, in each case between any Transferred Subsidiary and the Seller, any Affiliate of the Seller or any other Person prior to or as of the Closing Date.

7.05	Refunds
Any refund of Taxes of any Transferred Subsidiary or in respect of the Transferred Assets for any taxable period ending on or before the Closing Date (and the allocable portion of any such refund for any Straddle Period) shall be for the account of the Seller except to the extent such refund (a) was taken into account in determining the Closing Date Net Working Capital or is in respect of a Tax that was applied against or the Tax Reserve or (b) is attributable to a carryback of any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable period (or portion thereof) beginning after the Closing Date. Any other refund of Taxes of any Transferred Subsidiary or in respect of the Transferred Assets shall be for the account of the Purchaser. If any Party or its Affiliates receives or realizes (including by way of offset or credit against a liability for Tax for which such Party or its Affiliates would otherwise be responsible) a Tax refund to which the other Party is entitled, such Party shall or shall cause its Affiliates to pay an amount equal to the refund (net of any Taxes imposed thereon and any reasonable expenses incurred in connection therewith) to the Party entitled to it within thirty (30) Business Days after receiving the refund or becoming entitled to the offset or credit. Any such payment with respect to a Tax refund shall be treated as an adjustment to the Finally Determined Purchase Price. Unless required by Applicable Law, the Purchaser shall not and shall cause its Affiliates not to carry back to any taxable period ending (or portion thereof) on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in, resulting from, or generated in connection with a taxable period (or portion thereof) beginning after the Closing Date. The Purchaser shall and shall cause its Affiliates to make all available elections to forego carry back of any of the foregoing Tax items to a taxable period (or portion thereof) beginning prior to the Closing Date.

7.06	Cooperation
The Seller and the Purchaser shall cooperate, and shall cause their Affiliates (and its and their respective officers, directors, employees or agents) to cooperate, as reasonably required, to prepare and to file all Tax Returns of each Transferred Subsidiary or in respect of the Transferred Assets for any Straddle Period and all taxable periods ending on or before the Closing Date (including declaring any transfers of the Transferred Assets in accordance with any applicable VAT notification procedures) and to deal with any audit, examination, inquiry or other proceedings related to such returns or periods. Purchaser and Seller agree (a)

notwithstanding anything in Section 6.02(b) to the contrary, to retain all books and records with respect to Tax matters pertinent to the Transferred Subsidiaries or in respect of the Transferred Assets relating to any Straddle Period and any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Seller, as the case may be, shall allow the other Party to take possession of such books and records. No provision of this Agreement shall be construed to require any Seller to provide to any Person, before, on or after the Closing Date, any right to access or to review any Tax Return or Tax work papers of any Tax Group of which Seller or any Affiliate of the Seller is a member (including any consolidated, combined, affiliated or unitary Tax Return that includes the Seller or any Affiliate of the Seller, and any pro forma Tax Return used to create any such consolidated, combined, affiliated or unitary Tax Return) to the extent such Tax Return or Tax work papers do not relate to a Transferred Subsidiary; provided that information regarding a Transferred Subsidiary may be provided on a pro forma basis and no information will be provided that could disclose any confidential information relating to any Seller business activity or conduct not Exclusively Related to the Business.

7.07	Tax Contests

(n)
If any Taxing Authority makes a claim or proposes an adjustment that could give rise to a Tax Claim pursuant to Section 7.01(a), the Purchaser promptly (but in no event more than ten (10) Business Days (or if the period during which a Tax Claim may be legally disputed or resisted is ten (10) Business Days or less, five (5) Business Days) after receiving notice from the Taxing Authority about the claim or proposed adjustment), shall give the Seller written notice of the claim or proposal; provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the Seller shall have been actually and materially prejudiced as a result of such failure.

(o)
The Seller shall have the right, at the Seller’s expense, to control any claim or proposed adjustment by a Taxing Authority that could give rise to a Tax Claim that relates to any Taxes or Tax Return of (i) any Tax Group of which the Seller or any of its Affiliates is a member (other than a Tax Group comprised solely of Transferred Subsidiaries) or (ii) the Seller or any of its Affiliates (other than the Transferred Subsidiaries) that relate to any Transferred Assets and to make all decisions in connection with such Tax Claim; provided that the Seller shall not settle or compromise any claim or agree to any payment, refund or credit of Tax without the written consent of the Purchaser (which shall not be unreasonably withheld or delayed) if such settlement or compromise would lead to Liability or create any financial or other obligation on the part of the Purchaser or any of its Affiliates (including the Transferred Subsidiaries) under this Agreement or in a taxable period

(or portion of a Straddle Period) beginning after the Closing Date (including by way of requiring any Transferred Subsidiary to adopt a new method of Tax accounting or transfer pricing for such a period).

(p)
With respect to any Tax Claim relating to a taxable period (or portion thereof) ending on or before the Closing Date of any Transferred Subsidiary, the Seller shall have the right to control (or to have one or more of its Affiliates control) the conduct of such Tax Claim unless the Seller fails to provide the Purchaser with written notice of its election to control such Tax Claim within ten (10) days of the Seller’s receipt of notice of such Tax Claim in accordance with Section 7.07(a); provided, however, that (i) the Seller shall keep the Purchaser reasonably informed as to the status of such Tax Claim, (ii) the Purchaser shall be entitled to participate in any such Tax Claim and (iii) if the settlement or compromise of such Tax Claim would reasonably be expected to lead to Liability or create any financial or other obligation on the part of the Purchaser or any of its Affiliates (including the Transferred Subsidiaries) for any taxable period (including the portion of any Straddle Period) beginning on or after the Closing Date (including by way of requiring any Transferred Subsidiary to adopt a new method of Tax accounting or transfer pricing for such a period), the Seller shall not settle or otherwise compromise such Tax Claim (including agreeing to any payment, refund or credit of Tax) without the Purchaser’s written consent, which shall not be unreasonably withheld, conditioned or delayed; provided that settlement or compromise shall not include a final determination of any Taxing Authority or any court from which no appeal lies. If the Seller does not elect to control a Tax Claim pursuant to this Section 7.07(c) within the time period set forth above, then the Purchaser shall control such Tax Claim; provided, however, that (A) the Purchaser shall keep the Seller reasonably informed as to the status of such Tax Claim and (B) the Purchaser shall not settle or otherwise compromise such Tax Claim without the Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(q)
To the extent reasonably required in connection with the proceedings governed by this Section 7.07, each Party shall assist and cooperate with any reasonable requests of the other Party (including making officers, employees, agents, auditors and representatives available at mutually convenient times and places).

7.08	U.S. Tax Elections

(g)
Notwithstanding anything in this Agreement to the contrary, upon notice from the Purchaser as provided herein, the Seller or its applicable Affiliates shall join the Purchaser or its respective Affiliates in electing to treat the purchase and sale of the shares of Novartis Animal Health US, Inc. (the U.S. Transferred Subsidiary) as provided in section 338(h)(10) of the Code (and in electing to apply any similar provision of U.S. state or local Tax law).

(iii)
The Seller (or its applicable Affiliates) shall execute an effective, irrevocable election under Section 338(h)(10) of the Code on IRS Form 8023 (and under any comparable provisions of Applicable Law in any U.S. state or local jurisdiction) and deliver it to the Purchaser on the Closing Date.

(iv)
The Purchaser shall notify the Seller no more than 180 days following the Closing Date regarding whether it shall make an election under section 338(h)(10) of the Code with respect to the U.S. Transferred Subsidiary. In the event that the Purchaser notifies the Seller that it will make such election, the Seller and the Purchaser shall further allocate the purchase price allocated to the U.S. Transferred Subsidiary in accordance with Annex 2.09 among the assets of the U.S. Transferred Subsidiary in accordance with the procedures set forth in Annex 2.09.

(h)
The Purchaser or any of its Affiliates may, in its or their sole discretion, make any election that may be permissible under section 338(g) of the Code (or any similar provision of state, local or non-U.S. Tax law) with respect to any Transferred Subsidiary other than the U.S. Transferred Subsidiary.

7.09	Transfer Taxes
Any transfer, conveyance or similar taxes, duties or charges (and any penalties, interest or other additions imposed thereon) (Transfer Taxes) applicable to the purchase or sale of the Shares, the Business or the Transferred Assets pursuant to this Agreement shall be borne equally by the Purchaser and the Seller. Each Party shall use reasonable best efforts to claim any available exemption from such Transfer Taxes and to cooperate with the other Parties to obtain such exemption.

7.10	Limitations on Indemnification of Tax Matters
In respect of Tax Claims, the Seller shall have no Liability (and shall have no obligation to provide indemnification) for a Tax Claim to the extent that:

(l)
accruals in respect of the Liability giving rise to the claim are reflected in Closing Date Net Working Capital and are taken into account in the Finally Determined Purchase Price and, in all other cases, until the aggregate amount of such Liabilities (plus the aggregate amount of any Taxes applied against the Tax Reserve (in lieu of actual payment by the Seller) pursuant to Section 7.02(a) or Section 7.02(c)) exceeds the Tax Reserve;

(m)
the Liability giving rise to the claim was paid or discharged at or before the Closing; provided that, in the case of a Tax other than an income Tax, the payment has been taken into account in the Closing Date Net Working Capital and in the Finally Determined Purchase Price;

(n)
the Loss giving rise to the claim is attributable to (i) Taxes incurred as a result of any action taken or election (other than any election expressly permitted or required by this Agreement) made after the Closing by the Purchaser or any of its Affiliates that was reasonably expected at the time taken or made to result in (x) any item of income or gain economically accrued or earned after the Closing Date being recognized for tax purposes in a taxable period (or portion thereof) ending on the Closing Date or (y) any item of deduction or loss economically accrued or incurred on or before the Closing Date being recognized for Tax purposes in a taxable period (or portion thereof) beginning after the Closing Date other than an action or election consented to in writing by the Seller or (ii) any breach by a Purchaser Indemnitee (or its respective officers, directors, employees or agents) of any obligation under this Agreement or any Ancillary Agreement;

(o)
(i) relief was granted to the Purchaser or any Transferred Subsidiary (excluding relief under an insurance policy); (ii) relief would have been granted to the Purchaser or any Transferred Subsidiary had it maintained arrangements existing at Closing that could have been maintained on terms no less favorable than those existing at the date of this Agreement or (iii) with respect to Tax Claims with respect to a Transferred Subsidiary other than Novartis Animal Health US, Inc., a Tax Group of which a Transferred Subsidiary was a member makes relief available to any Transferred Subsidiary for no consideration;

(p)
the Loss giving rise to a claim for non-U.S. Taxes is attributable to, or the amount of such claim is increased as a result of, any: (i) Applicable Law not in force at the date of this Agreement; or (ii) any change: (x) of Applicable Law (or any published change in interpretation on the basis of Applicable Law, or any published change in Taxing Authority practice); (y) in applicable accounting standards, principals or interpretations; or (z) in the rate of taxation effective after the date of this Agreement;

(q)
relating to any Liability which is contingent only, unless and until such contingent Liability gives rise (within the time periods contemplated by Section 7.12(b)) to an actual obligation to make payment;

(r)
a Purchaser Indemnitee or Affiliate thereof is entitled to claim a corresponding saving in connection with any matter giving rise to the indemnification claim; provided that such corresponding savings has actually led to a refund of Taxes or a reduction of any otherwise payable Tax no later than the taxable year in which the payment in respect of the indemnification claim is received; or

(s)	the Liability giving rise to the claim relates to Transfer Taxes allocated to the Purchaser pursuant to Section 7.09.

7.11	VAT

(s)
General. Any sum payable under this Agreement is exclusive of any applicable VAT. If any supply is treated as made under this Agreement and the maker of the supply is required to account for VAT in respect of that supply, or if the Seller charges VAT in accordance with a ruling from a Taxing Authority pursuant to Sections 7.11(c) and 7.11(d) below, the recipient of the supply shall, against receipt of a valid VAT invoice (if applicable) pay to the maker of the supply (in addition to, and at the same time as, any other consideration for that supply) an amount equal to such VAT.

(t)
Records. The Seller may obtain a direction from the relevant Taxing Authority for the retention and preservation by it of any VAT records relating to its period of ownership of the Shares and, if such directions are obtained, the Seller agrees to preserve any such records in such a manner and for such period as may be required by Applicable Law and shall allow the Purchaser, upon the Purchaser giving reasonable notice, reasonable access and copies of such records where reasonably required by the Purchaser for its taxation purposes. If no such direction is obtained and any documents are required by Applicable Law to be preserved by the Purchaser, the Seller shall, as soon as reasonably practicable, deliver such documents to the Purchaser.

(u)
Going Concern – EU member states. The Seller and its Affiliates shall have the right, but not the obligation, to seek a ruling from the relevant Taxing Authority as to whether the sale of the Transferred Assets so far as carried on in the relevant member state should be treated as neither a supply of goods nor a supply of services for VAT purposes in that member state and to charge (or not to charge) VAT to the Purchaser in accordance with that ruling. The Seller and its Affiliates shall not be obliged to challenge that ruling. If the Purchaser wishes to challenge any ruling it may do so at its own cost, but any such challenge shall be without prejudice to the Purchaser’s obligations under Section 7.11(a) above.

(v)
Going Concern – non-European Union jurisdictions. The Seller and its Affiliates shall have the right, but not the obligation, to seek a ruling from the relevant Taxing Authority as to whether the sale of the Shares and the Transferred Assets so far as the Business is carried on in the relevant state is eligible for a relief or exemption or are otherwise non-taxable for VAT purposes in that state and to charge (or not to charge) VAT to the Purchaser in accordance with that ruling. The Seller and its Affiliates shall not be obliged to challenge that ruling. If the Purchaser wishes to challenge any ruling it may do so at its own cost, but any such challenge shall be without prejudice to the Purchaser’s obligations under Section 7.11(a) above.

(w)	The Seller and its Affiliates undertake not to opt into any VAT system with respect to the transfer of the Shares.

(x)	The Purchaser shall reimburse, or shall cause each Transferred Subsidiary which has been treated for VAT purposes as a member of the same VAT group as a member of the Seller’s Group (such VAT group, a “Seller VAT Group”) to reimburse, the representative member of any Seller VAT Group for any VAT for which that representative member is accountable that is attributable to supplies, acquisitions and importations made by a Transferred Subsidiary after the Closing Date whilst a member of the relevant Seller VAT Group. Such reimbursement shall be made within five (5) Business Days of written demand by the Seller.

7.12	Miscellaneous

(j)
For Tax purposes, the Parties agree to treat all payments made pursuant to any indemnification obligation under this Agreement (including pursuant to this Article VII and Article X) as adjustments to the Finally Determined Purchase Price.

(k)
Notwithstanding anything to the contrary contained in this Agreement, the covenants and agreements of the Parties contained in this Article VII and representations and warranties of the Seller set forth in Section 4.12 (Taxes) shall terminate sixty (60) days following the expiration of the applicable statute of limitations; provided, however, that any obligations under Section 7.01 shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 7.07 before such termination.

(l)	The Purchaser shall have sole discretion to determine whether an election under subsection 256(9) of the Income Tax Act (Canada) will be filed with respect to the Canadian Target.
ARTICLE VIII
CONDITIONS PRECEDENT

8.01	Conditions to Obligation of the Purchaser
The obligation of the Purchaser to purchase and pay for the Shares and the Transferred Assets and assume the Assumed Liabilities and consummate the Proposed Transactions is subject to the satisfaction (or written waiver by the Purchaser) of the following conditions precedent:

(o)	Representations and Warranties and Covenants.

(i)
(A) The Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as if made at and as of such time (other than any such representations that address matters as of a particular date, which shall be true and correct in all material respects as of such date) and the representation and warranty set forth in Section 4.04(b) (including for the avoidance of doubt the reference to Material Adverse Effect) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time and (B) all other representations and warranties of the Seller contained in Article III and Article IV (disregarding all qualifications and exceptions contained therein relating to materiality, including references to “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time, except for (x) breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) those representations and warranties that address matters as of a particular date, which, subject to clause (x) above, shall be true and correct as of such date;

(ii)	the covenants and agreements of the Seller contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects; and

(iii)
the Purchaser shall have received a certificate of the Seller, signed by a duly authorized officer thereof and dated as of the Closing Date, certifying the matters set forth in Sections 8.01(a)(i) and (ii) above and Section 8.01(d) below (the Seller’s Closing Certificate).

(p)
Governmental Approvals. (i) The EC Clearance or EU Member State Clearance(s), as applicable, shall have been obtained; (ii) any waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and (iii) the approvals, or expirations or terminations of waiting periods, as applicable, pursuant to the other Required Notifications shall have been obtained or occurred (such requirements, collectively, being the Regulatory Conditions); and

(q)
No Order. Subject to Section 6.07(a), no Governmental Entity of competent jurisdiction shall have issued, promulgated, enforced or entered any Judgment (whether temporary, preliminary or permanent) that is in effect as of the Closing Date and that, subject to Section 2.08, has the effect of making the Acquisition illegal or otherwise prohibiting the consummation of the Acquisition.

(r)	No Material Adverse Effect. Since the date of this Agreement, there has not occurred and there shall not be occurring any Material Adverse Effect.

8.02	Conditions to Obligation of the Seller
The obligation of the Seller and its Affiliates to sell the Shares and Transferred Assets and consummate the Proposed Transactions is subject to the satisfaction (or written waiver by the Seller) of the following conditions precedent:

(j)	Representations and Warranties and Covenants.

(i)
The representations and warranties of the Purchaser contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any representations that address matters as of a particular date, which shall be true and correct in all respects as of such date), except for breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Acquisition and the other Proposed Transactions;

(ii)	the covenants and agreements of the Purchaser contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects; and

(iii)
the Seller shall have received a certificate of the Purchaser, signed by a duly authorized officer thereof and dated as of the Closing Date, certifying the matters set forth in clauses (i) and (ii) above (the Purchaser’s Closing Certificate).

(k)	Governmental Approvals. The Regulatory Conditions set forth in Section 8.01(b) shall have been satisfied.

(l)
No Order. Subject to Section 6.07(a), no Governmental Entity of competent jurisdiction shall have issued, promulgated, enforced or entered any Judgment (whether temporary, preliminary or permanent) that is in effect as of the Closing Date and that, subject to Section 2.08, has the effect of making the Acquisition illegal or otherwise prohibiting the consummation of the Acquisition.

ARTICLE IX
TERMINATION

9.01	Termination

(m)	This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(ix)	by mutual written consent of the Seller and the Purchaser;

(x)
by either the Seller or the Purchaser in the event that any Judgment issued by a Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation (subject to Section 2.08) of the Acquisition shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall have complied with the terms of this Agreement in connection with having such Judgment vacated or denied; or

(xi)
by either the Seller or the Purchaser, if the conditions set forth in Article VIII are not satisfied or waived on or prior to the date falling nine (9) months from the date of this Agreement (the Drop-Dead Date), so long as the Party seeking to terminate this Agreement pursuant to this Section 9.01(a)(iii) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused such conditions not to be satisfied on or before such date; provided that if the Closing would be capable of taking place by the Drop-Dead Date but for the failure to have satisfied the Regulatory Conditions, or the conditions set forth in Sections 8.01(c) or 8.02(c) due to any Judgment issued under any Antitrust Law (or in connection with any approval, clearance, consent, or filing thereunder), either Party may, by written notice to the other Party, extend the Drop-Dead Date from time to time in successive three (3) month periods to a date not later than fifteen (15) months following the date of this Agreement and, following any such extension, this proviso shall apply, and all references in this Agreement to the Drop-Dead Date shall refer, to the Drop-Dead Date as so extended.

(n)
In the event of a termination of this Agreement pursuant to and in accordance with this Section 9.01, written notice thereof shall be given by the Party seeking termination to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

9.02	Effect of Termination

(k)
If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.01, this Agreement shall become null and void and of no further force and effect and, subject to Section 9.02(b) and Section 9.02(c), there shall be no further liability on the part of any Party, except that Section 6.03 (confidentiality), Section 6.09 (publicity), this Section 9.02; Section 11.05 (expenses), Article I (and Annex A) (definitions) and Article XI (miscellaneous provisions), in each case, to the extent applicable, shall survive any termination.

(l)	Nothing in this Section 9.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to termination of this Agreement.

(m)	If the transactions contemplated by this Agreement are terminated as provided herein:

(iv)
the Purchaser shall return all documents and other material received from the Seller or any of its Affiliates or any of their representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller; and

(v)
all Confidential Information received by the Purchaser with respect to each of the Seller and its Affiliates or relating to the provisions of or negotiations leading to this Agreement or the Ancillary Agreements or the other transactions contemplated hereby or thereby shall be treated in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement and any other provision hereof to the contrary.

ARTICLE X
INDEMNIFICATION

10.01	Survival

(n)
The representations and warranties set forth in this Agreement, as well as the related obligations to indemnify and hold harmless any Person for any breach thereof pursuant to this Agreement, shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties of the Seller set forth in Sections 4.13 (Environmental) and 4.15 (Employee Benefits) shall survive the Closing for three (3) years, (b) the Fundamental Representations and the representations and warranties of Purchaser set forth in Sections 5.01 (Organization and Standing), 5.02 (Authority; Execution and Delivery; Enforceability) and 5.09 (Brokers or Finders) shall survive the Closing for five (5) years (in each case, the Survival Period); provided, however, that any obligations under Section 10.02 shall not terminate with respect to any breach as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.05 before the termination of the applicable Survival Period.

(o)
All covenants and agreements set forth in this Agreement, as well as the related obligations to indemnify and hold harmless any Person for any breach thereof pursuant to this Agreement, shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date (unless such covenant or agreement expressly contemplates performance after such date, in which case such covenant or agreement shall survive for the remainder of such contemplated period of performance).

(p)
Subject to Section 10.06, the obligation of the Seller to assume, pay when due and perform all Liabilities referred to in Section 10.02(a)(iii) and the obligation of the Purchaser to assume, pay when due and perform all Assumed Liabilities shall survive the Closing indefinitely.

(q)	This Section 10.01 shall not apply to matters addressed in Article VII, the survival of which is addressed in Section 7.12(b).

10.02	Indemnification

(d)
Subject to the provisions of this Article X, from and after Closing, the Seller shall indemnify each Purchaser Indemnitee against and hold it harmless from any losses, liabilities, claims, expenses and damages, including reasonable legal fees and expenses (the Losses) actually suffered or incurred by such Purchaser Indemnitee to the extent arising out of or resulting from:

(iii)
the failure of any of the representations or warranties made by the Seller in Article III or Article IV to be true and correct (x) at and as of the date hereof and, (y) other than Section 4.08(a), at and as of the Closing Date as if made on such date;

(iv)	the breach of any covenant or agreement by the Seller contained in this Agreement; or

(v)	any Excluded Liabilities or Liabilities of the Transferred Subsidiaries described in Annex 10.02(a)(iii).

(e)
Subject to the provisions of this Article X, from and after Closing, the Purchaser shall indemnify each Seller Indemnitee against and hold it harmless from, any Losses actually suffered or incurred by such Seller Indemnitee to the extent arising out of or resulting from:

(i)
The failure of any of the representations or warranties made by the Purchaser in Article V of this Agreement to be true and correct in all respects (x) at and as of the date hereof and (y) at and as of the Closing Date as if made on such date;

(ii)	the breach of any covenant or agreement by the Purchaser contained in this Agreement; and

(iii)	any Assumed Liabilities.

(f)
This Section 10.02 shall not apply to indemnification for Taxes attributable to (i) the failure of any of the representations or warranties made by the Seller contained in Section 4.12 (Taxes) to be true and correct or (ii) breaches of any covenants relating to Taxes, which indemnification matters are addressed in Section 7.01(a)(iv) , Section 7.01(a)(v) and Section 7.01(b)(iii) respectively.

10.03	Limitations on Indemnification

(i)	Notwithstanding anything to the contrary contained in this Agreement:

(v)
neither the Seller nor any of its Affiliates shall be liable for any claim for indemnification pursuant to Section 10.02(a)(i) of this Agreement (other than with respect to a breach of a Fundamental Representation) unless and until the aggregate amount of Losses which may be recovered from the Seller thereunder equals or exceeds an amount equal to 1.25% of the amount specified in Section 2.03(a)(i) (the Deductible), whereupon the Purchaser Indemnitees shall be entitled to indemnification only for Losses in excess of the Deductible;

(vi)
no claim for Losses under Section 10.02(a)(i) of this Agreement (other than with respect to a breach of a Fundamental Representation other than the representations and warranties contained in Section 4.09) may be made (and no Losses may be recovered from the Seller or its Affiliates with respect thereto) by any Purchaser Indemnitee unless the amount of such Purchaser Indemnitee’s Losses in respect of any such claim or series of related claims exceeds $300,000 (the De minimis);

(vii)
in no event shall the Seller or any of its Affiliates have any aggregate Liability under (A) Section 10.02(a)(i) of this Agreement (other than with respect to a breach of a Fundamental Representation) in excess of an amount equal to 12.5% of the amount specified in Section 2.03(a)(i) or (B) this Agreement in excess of an amount equal to 35% of the amount specified in Section 2.03(a)(i).

(j)
For purposes of determining the failure of any of the representations and warranties to be true and correct and calculating Losses hereunder, any qualifications in the representations and warranties by the words “material,” “Material Adverse Effect” or “material to the Business taken as a whole” shall be disregarded; provided that this Section 10.03(b) shall not apply to the representations and warranties in Sections 4.03, 4.04(b), 4.05, 4.06(a)(ii), 4.07(b), 4.08(a), 4.09 and 4.15(a).

(k)
Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any Liability under any provision of this Agreement for (i) any punitive, incidental, special or indirect damages or (ii) except to the extent Losses with respect thereto are reasonably foreseeable, any consequential damages or damages for loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity; provided, in each case, that any such damages shall be deemed direct damages to the extent awarded in connection with a Third Party Claim.

10.04	Calculation of Losses
Notwithstanding anything to the contrary in this Agreement, a Party shall not be liable pursuant to this Article X for any Loss incurred by the other Party:

(r)
with respect to any indemnification obligation of the Seller, relating to any matter to the extent that: (i) accruals or reserves in respect of the liability giving rise to the Loss are included in the Statement of Net Assets; or (ii) the matter was subject to an adjustment in favor of the Party claiming a Loss in the determination of the Finally Determined Purchase Price, whether or not any Purchaser Indemnitee shall have been compensated for such matter;

(s)
relating to any Liability which is contingent only, unless and until such contingent Liability gives rise (within the time periods contemplated by Section 10.01) to an actual obligation to make payment;

(t)
to the extent that the Liability giving rise to the Loss is attributable to or exacerbated by (i) an action or omission by the Purchaser or its Affiliates (or its or their respective officers, directors, employees or agents) after the Closing (other than an action or omission expressly required by (x) Applicable Law in force on the Closing Date or (y) this Agreement or any Ancillary Agreement); (ii) actions required or permitted under or in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements, or other actions taken or not taken at the request or with the consent of the Purchaser; or (iii) any breach by the Indemnified Party (or its respective officers, directors, employees or agents) of any obligation under this Agreement or any Ancillary Agreement;

(u)	to the extent that mitigation by the other Party and its Affiliates (or its or their respective officers, directors, employees or agents) would have eliminated or reduced such Loss;

(v)
to the extent the Liability giving rise to the Loss is attributable to, or the amount of such Loss is increased as a result of, any: (i) Applicable Law not in force at the date of this Agreement; or (ii) any change of Applicable Law (or any change in interpretation on the basis of Applicable Law) or in applicable accounting standards, principles or interpretations.

10.05	Third Party Claims; Notice of Direct Claims

(i)
In order for any Person to be entitled to any indemnification provided for under this Article X in respect of, arising out of or involving a claim made by any Person (other than a Party) against an Indemnified Party (a Third Party Claim), such Indemnified Party must notify the indemnifying Party in writing of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim (or sooner, to the extent the nature of the Third Party Claim requires a response in a shorter period of time); provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(j)
If a Third Party Claim is made against an Indemnified Party, the indemnifying Party shall be entitled at its election and its cost to assume the defense of such Third Party Claim with counsel selected by the indemnifying Party; provided that, should, following any such election, the indemnifying Party determine that it will contest its obligation to indemnify the Indemnified Party, it may do so only if the cessation of its control of the defense can be effected in a manner that does not materially prejudice the Indemnified Party’s ability to conduct a defense of such matter. If the indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying Party; provided that the indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying Party in writing or in the reasonable opinion of the Indemnified Party, a conflict or potential conflict exists between such Indemnified Party and the indemnifying Party that would make such separate representation advisable. If the indemnifying Party does not assume such defense, and for any period during which the indemnifying Party has not assumed such defense, the indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying Party in such defense or prosecution.

(k)
If the indemnifying Party assumes the defense of a Third Party Claim, the indemnifying Party may settle, compromise or discharge (and in doing so, make any reasonable admission of liability with respect to) such Third Party Claim for money damages only without the prior written consent of the Indemnified Party, subject to the indemnifying Party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such Indemnified Party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third Party Claim.

(l)
In the event an Indemnified Party has a claim against an indemnifying Party under Section 10.02 that does not involve a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the indemnifying Party stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, within ten (10) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnified Party and the indemnifying Party shall, for a period of not less than twenty (20) Business Days following receipt by the indemnifying Party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence proceedings with respect to such claim prior to the end of such period.

(m)	The procedures in this Section 10.05 shall not apply to Tax Claims (which shall be governed exclusively by Section 7.07).

10.06	Indemnification in respect of Environmental Matters
The Parties agree on behalf of themselves and their respective Affiliates that, notwithstanding anything to the contrary herein, in addition to the provisions set forth in Sections 10.03, 10.04 and 10.05, in each case, if applicable, with respect to any Liabilities or Losses relating to environmental matters subject to indemnification under Section 10.02 (Environmental Matters), including any Liability described in Section 2.02(b)(iv) or paragraph 4 of Annex 10.02(a)(iii):

(x)
No Purchaser Indemnitee shall be entitled to indemnification for any Losses arising out of or resulting from any testing, sampling, remedial action or clean-up activity unless such testing, sampling, remedial action or clean-up activity is (i) located at the Wusi Farm facility (provided that in the opinion, supported by evidence, of a mutually-appointed environmental advisor, such activity is required to bring the Wusi Farm facility into compliance with Applicable Laws) or (ii) demanded by a Governmental Entity and so long as the Purchaser Indemnitees have taken no affirmative steps or actions intended to cause such demand.

(y)
The entitlement to indemnification of the Purchaser Indemnitees for any Environmental Matter shall be limited to, and any obligation to indemnify the Purchaser Indemnitees under this Agreement shall be satisfied upon, (i) the ten (10) year anniversary of the Closing (except in respect of the sites located at Wusi Farm and Huningue, for which such obligations shall be satisfied on the fifteen (15) year anniversary of the Closing) and (ii) the achievement, in a reasonably cost-effective manner of, the minimum standards required to be met based on industrial/commercial use of the affected property, under applicable Environmental Laws as in effect at the time such Environmental Matter is addressed or by any order or requirement of a Governmental Entity. The Parties hereto expressly agree that such minimum standards may include risk-based clean-up remedies and standards or the imposition of institutional and engineering controls (subject to clause (c) below) that are approved by a Governmental Entity.

(z)
The Seller shall have the right to retain the defense and control of any Environmental Matter with respect to which a claim for indemnification is made, including the disclosure, investigation, negotiation, performance and settlement thereof, and shall keep the Purchaser reasonably informed of the progress of such Environmental Matter. Purchaser shall cooperate with the Seller as necessary in respect of any actions undertaken by the Seller regarding any Environmental Matter with respect to which a claim for indemnification is made, including granting the Seller sufficient access to relevant sites and providing the Seller with reasonably requested documentation and information with respect thereto.

10.07	Recovery from Third Parties after Indemnification by the Seller
Where the Seller has made or is liable to make a payment to any Purchaser Indemnitee pursuant to Section 10.02(a) in relation to any Loss suffered by such Purchaser Indemnitee and such Purchaser Indemnitee is entitled to recover (whether by payment, discount, credit, relief or otherwise) from a Person (other than the Seller or its Affiliates) a sum which indemnifies or compensates the Purchaser Indemnitee (in whole or in part) in respect of such Loss; (i) to the extent that the Seller shall have made a payment to the Purchaser Indemnitee pursuant to Section 10.02(a) in relation to any such Loss, the Purchaser shall pay to the Seller, as soon as practicable after receipt, an amount equal to the amount recovered from the third party (net of Tax and less any reasonable costs of recovery) and (ii) to the extent that the Seller shall be liable for, but shall not have made a payment to the Purchaser Indemnitee pursuant to Section 10.02(a) in relation to, any such Loss, any such payment shall thereafter be limited (in addition to the other limitations on liability of the Seller referred to in this Article X) to the amount by which such Loss exceeds the amount so recovered (net of Tax and less any reasonable costs of recovery); provided the Purchaser Indemnitee shall have no obligation to enforce any such right against any such third party.

10.08	Exclusivity of Remedies
Following the Closing, Article VII, this Article X and Section 11.18 (as applicable) shall provide the exclusive remedy of the Parties for any misrepresentation, breach of warranty, breach of covenant or other obligation under this Agreement and any other claim arising out of this Agreement or any certificate delivered in connection with this Agreement or the transactions contemplated hereby, and the Purchaser and Seller each expressly waive any and all other rights or causes of action it or its Affiliates may have against the other Party or any of its Affiliates under any Applicable Law with respect thereto. Notwithstanding the foregoing, nothing herein will eliminate the availability to the Parties of any equitable remedies with respect to any dispute that may arise under this Agreement or the Ancillary Agreements or limit any remedies available under Applicable Law for fraud; provided that in no event shall the Purchaser or the Seller, after the consummation of the Acquisition, have any right to rescind this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

10.09	Double Recovery
No Indemnified Party shall be entitled to recover any amount pursuant to any provision of this Agreement in respect of any claim to the extent that such Indemnified Party has already recovered any amount in respect of such claim under the same or any other provision of this Agreement (including Section 2.07) or pursuant to any other agreement, including the Ancillary Agreements, the Local Agreements and the France SAPA, or to the extent that recovery has already been made under this Agreement in respect of the same subject matter.
ARTICLE XI
MISCELLANEOUS PROVISIONS

11.01	Interpretation

(g)	The Disclosure Schedule shall be incorporated by reference into this Agreement and shall be deemed a part hereof.

(h)	In this Agreement, unless expressly provided otherwise:

(iv)	the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(v)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(vi)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(vii)
all references to this Agreement shall include any recitals and Exhibits, Schedules and Annexes to it and all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles, Sections of, and Exhibits, Schedules and Annexes to, this Agreement;

(viii)
all references to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time;

(ix)
the headings, captions and table of contents for this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement;

(x)	references to the terms “Dollars” and “$” mean United States Dollars; and

(xi)
if any period referred to herein expires on a day which is not a Business Day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled (including the making of any payment required hereunder) on a day which is not a Business Day, such period shall expire on or such event or condition shall not be required to occur or be fulfilled until, as the case may be, the next succeeding Business Day.

(i)
Notwithstanding anything to the contrary contained in the Disclosure Schedule or elsewhere in this Agreement, every exception and disclosure set forth in the Disclosure Schedule shall be deemed to be a disclosure with respect to all Articles, Sections, sub-Sections, Schedules or Annexes of this Agreement to which such disclosure may apply, if (i) the relevance of such exception or disclosure to such other applicable Article, Section, sub-Section, Schedule or Annex is reasonably apparent (whether or not a specific cross-reference to such Article, Section, sub-Section, Schedule or Annex is made); or (ii) a specific cross-reference to such Article, Section, sub-Section, Schedule or Annex is made. Inclusion of an item in the Disclosure Schedule shall not be deemed an indication or admission that such item is material to the Business, the Transferred Subsidiaries, Transferred Assets, Assumed Liabilities or any member of the Seller’s or Purchaser’s Group, or is required by this Agreement to be reflected therein (and such inclusion shall not be deemed to establish or be considered for purposes of establishing a standard of materiality or other disclosure threshold). Without limiting the foregoing, no such references to or disclosure of a possible breach or violation of any contract, Applicable Law or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

11.02	Amendments and Waivers
This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties. No waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation or default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Except to the extent that this Agreement expressly provides for performance within a specified time period, no delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.03	Assignment

This Agreement and the rights and obligations hereunder may not be assigned, delegated or otherwise transferred by any Party without the prior written consent of the other Party, except that the Purchaser may assign any or all of its rights and obligations hereunder to any one or more of its Affiliates without the prior written consent of the Seller; provided that no such assignment shall relieve the Purchaser of its obligations hereunder and except that the Seller may assign any or all of its rights to receive payment under this Agreement or under any Local Agreement to any Affiliate of the Seller provided that no such assignment shall relieve the Seller of its obligations hereunder. Any attempted assignment in violation of this Section 11.03 shall be null and void and of no effect.

11.04	No Third-Party Beneficiaries
This Agreement shall be binding upon and inure solely and exclusively to the benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

11.05	Expenses
Whether or not the Closing takes place, and except as set forth in this Section 11.05, or in Section 2.07(c)(v), Section 6.07(d), Section 7.02, Section 7.07, Section 7.08 or Section 7.09, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense. Notwithstanding the foregoing, the Purchaser shall bear the cost of all notarial fees and all registration, stamp and similar duties in all jurisdictions where such costs, fees or duties are payable in connection with the transactions contemplated by this Agreement.

11.06	Notices
All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing (including by facsimile) and will be deemed to have been duly given when: (a) delivered by hand to the Party to be notified; (b) sent by facsimile if sent during the normal business hours of the Party to be notified, and if not, then on the next Business Day; or (c) received by the Party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses, and facsimile numbers as a Party may designate by notice to the other parties from time to time). All such notices and other communications shall be sent:

(i)	if to the Purchaser, to:
Eli Lilly and Company

Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: President, Elanco Animal Health
General Counsel
Facsimile: +1 (317) 277-1680;

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Raymond O. Gietz
Matthew J. Gilroy
Facsimile: +1 (212) 310-8007;

(ii)	if to the Seller to:
Novartis AG
Forum 1-1.29
Novartis Campus
CH-4002 Basel
Switzerland
Attention: Head M&A
Head M&A Legal
Facsimile: +41 613244300;
with a copy (which shall not constitute notice) to:
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention: Julian Pritchard
Doug Bacon
Facsimile: +1 (212) 277-4001.

11.07	Counterpart Execution and Facsimile Delivery
This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in any number of counterparts, each of which when so executed and delivered will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

11.08	Entire Agreement

This Agreement (including the Disclosure Schedule and any schedule or annex thereto), the Confidentiality Agreement and the Ancillary Agreements, and Annexes hereto (and any schedules or annexes thereto), contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings (whether oral or written) relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

11.09	Conflicts with this Agreement
If there is a conflict between the terms of this Agreement and any other agreement, including, without limitation, any Local Agreement, this Agreement shall prevail (as among the Parties) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the Parties are either also Parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

11.10	France Business
Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase the France Business, provided that:

(a)	in the event that the France Put Option Exercise occurs before Closing, this Section 11.10 (other than this clause (a)) shall terminate and shall cease to have effect;

(b)	in the event that the France Put Option Exercise does not occur before Closing:

(xii)	Sections 2.01, 2.02, 2.04 and 2.05 (the Disapplied Provisions) and, prior to the France Closing only, Sections 6.08 and 6.17 (the Suspended Provisions), shall not apply to the France Business;

(xiii)
in respect of the Disapplied Provisions and, prior to the France Closing only, the Suspended Provisions, (A) the term “Business” shall be deemed to exclude the France Business, (B) the term “Transferred Subsidiaries” shall be deemed to exclude Novartis Santé Animale S.A.S, (C) the term “Asset Transferred Real Property” shall be deemed to exclude any real property located in France, (D) the term “Assumed Liabilities” shall be deemed to exclude the France Assumed Liabilities and (D) the term “Transferred Subsidiary Employees” shall be deemed to exclude the France Employees;

(xiv)
with effect from the France Closing, the Suspended Provisions shall apply to the France Business mutatis mutandis except that in respect of the Suspended Provisions only (A) the term “Closing” shall be deemed to refer to the France Closing and (B) the term “Closing Date” shall be deemed to refer to the date of the France Closing; and

(xv)
the parties shall negotiate in good faith to agree any amendments to this Agreement and the Ancillary Agreements as may be required in order to give effect to the principles set forth in this Section 11.10.

11.11	Local Agreements

(i)
The Parties do not intend this Agreement to transfer title to any Shares or Transferred Assets in any jurisdiction in which such transfer is required to be made pursuant to a Local Agreement, and any such Shares and Transferred Assets, as applicable, shall only be transferred by the applicable Local Agreement.

(j)
Notwithstanding the generality of Section 11.09, to the extent that the provisions of a Local Agreement are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)	the provisions of this Agreement shall prevail; and

(ii)
so far as permissible under Applicable Law of the relevant jurisdiction, the Seller and the Purchaser shall cause the provisions of the relevant Local Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent the foregoing is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Purchaser or, as the case may be, the Purchaser shall indemnify the Seller against all Losses suffered by the Seller or its Affiliates, in either case through or arising from any inconsistency between the relevant Local Agreement and this Agreement or such additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

(k)
Each Party shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Proposed Transactions) against the other Party or any of its Affiliates in respect of or based upon any of the Local Agreements, except to the extent necessary to enforce any transfer of Shares or Transferred Assets or assumption of Assumed Liabilities hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought and be subject to the provisions, rights and limitations set out in this Agreement and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Agreements (but without prejudice to the establishment of the existence of the claim hereunder). To the extent that a Party does bring such a claim (except as referred to above), that Party shall indemnify the other Party (and/or that other Party’s relevant Affiliates)

against all costs which it or they may suffer through or arising from the bringing of such claim against it or them.

11.12	Severability
If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

11.13	Method of Payment and Set-Off
Except as set forth in Sections 2.06(d), 2.07(d) and 2.10, any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by Applicable Law or as otherwise agreed). Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the Person entitled to payment on or before the due date for payment. Payment of a sum in accordance with this Section 11.13 shall constitute a payment in full of the sum payable and shall be a valid discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is being made) shall not be obligated to see to the application of the payment as between those on whose behalf payment is received.

11.14	Governing Law
This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York.

11.15	Consent to Jurisdiction
Each Party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, located in New York County and the United States District Court for the Southern District of New York (and, in each case, any appellate court arising therefrom) for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or, only if such action, suit or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, located in New York County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address, set forth in Section 11.06, shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section

11.15. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby in the Supreme Court of the State of New York, located in New York County and the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.

11.16	Waiver of Jury Trial
EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17	Translation of Currencies
In the event that the Parties need to convert currencies under this Agreement, the relevant exchange rate will be determined based on the spot reference rate for a transaction between the two currencies in question as quoted by the European Central Bank on the Business Day immediately preceding the relevant date of payment or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted.

11.18	Bulk Sales
The Purchaser and the Seller waive compliance with the requirements of the bulk sales Applicable Law of any jurisdiction in connection with the transactions contemplated by this Agreement.

11.19	Specific Performance
Without affecting any other rights or remedies of the Parties under this Agreement, each Party acknowledges and agrees that, in addition to any other remedies that may be available to it, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance, and each Party hereby waives, and agrees that it will not raise, any defense to such an action for specific performance of the terms of this Agreement based on an obligation of the other Party to mitigate damages or based upon the other Party having an adequate remedy under Applicable Law or a breach of this Agreement not giving rise to irreparable harm. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Parties.

11.20	Legal Representation

(a)
The Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Transferred Subsidiaries), acknowledges that Freshfields Bruckhaus Deringer US LLP and its associates (Freshfields), Hogan Lovells US LLP and its associates (Hogan Lovells), Kaye Scholer and its associates (Kaye Scholer), and Fross Zelnick Lehrman & Zissu, P.C. (Fross Zelnick) act or have acted as counsel for the Seller and the Transferred Subsidiaries and may continue to represent the Seller and its Affiliates in future matters. Accordingly, the Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Transferred Subsidiaries) expressly consents to each of Freshfields’, Hogan Lovells’, Kaye Scholer’s and Fross Zelnick’s representation of the Seller and its Affiliates in any post-Closing matter, relating to the transactions contemplated by this Agreement or the Ancillary Agreements or any disagreement or dispute relating thereto, in which the interests of the Purchaser and its Affiliates (including the Transferred Subsidiaries), on the one hand, and the Seller and its Affiliates, on the other hand, are adverse, and agrees not to claim or assert any conflict of interest in connection therewith by virtue of their representation of the Seller and its Affiliates in connection with the Proposed Transactions or any disagreement or dispute relating thereto.

(b)
Effective as of the Closing, the Purchaser hereby agrees not to assert, and to cause each of its Affiliates (including the Transferred Subsidiaries) not to assert, any attorney-client privilege held by the Business or any Transferred Subsidiary, or any officer, employee, director or manager thereof, with respect to any communication relating to the negotiation, documentation or consummation of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby occurring with counsel to any such Person on or prior to the Closing, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Seller and its Affiliates, and their respective officers, employees, directors and managers. Notwithstanding the foregoing, neither the Purchaser nor its Affiliates (including the Transferred Subsidiaries) is waiving its right to assert any attorney-client privilege in connection with any Proceeding not involving Seller or its Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Seller and the Purchaser has duly executed this Agreement as of the date first written above.